Exhibit 4.36

US$200,000,000.00

LOAN AGREEMENT

among

GOLD FIELDS LA CIMA S.A.A.,

as Borrower

BANCO DE CRÉDITO DEL PERÚ

THE BANK OF NOVA SCOTIA,

as Mandated Lead Arrangers

BANCO DE CRÉDITO DEL PERÚ,

as Administrative Agent

SCOTIABANK PERÚ S.A.A.,

as Onshore Collateral Agent

and

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK,

as Offshore Collateral Agent

dated as of September 17, 2010

Mr. Notary

Kindly enter in your Register of Public Deeds, one evidencing a Loan Agreement entered into by and between:

As Mandated Lead Arrangers:

•

BANCO DE CRÉDITO DEL PERÚ, a corporation incorporated and existent under the laws of Perú, with Taxpayer’s I.D. (RUC) No. 20100047218, with principal place of business at Calle Centenario 156, Urb. Las Laderas de Melgarejo, District of La Molina, Province and Department of Lima, represented by Jenny Rocío Oliveros Ames, identified by National Identity Document (DNI) No. 09647199, and Alejandro Corzo de la Colina, identified by National Identity Document (DNI) No. 29602657, authorized to this end as per the powers of attorney registered in Electronic Card No. 11009127 of the Registry of Legal Entities of Lima (“BCP”); and

•

THE BANK OF NOVA SCOTIA, a corporation incorporated and existent under the laws of Canada, with principal place of business at 44 King Street West, Toronto, Ontario, Canada M5H 1H1(“BNS”) , represented by Eduardo Gómez de la Torre Pratt, identified by National Identity Document (DNI) No. 09343889, and Francisco Javier Puiggros Madueño, identified by National Identity Document (DNI) No. 08220991, authorized to this end as per the powers of attorney dated August 19, 2010 (BCP and BNS collectively the “Mandated Lead Arrangers”, and individually, a “Mandated Lead Arranger”).

As Borrower:

•

GOLD FIELDS LA CIMA S.A.A., a corporation incorporated and existent under the laws of Perú, with Taxpayer’s I.D. (RUC) 20507828915, with principal place of business at Av. El Derby N°055, Torre 1, Oficinas 1001-1002, Urbanización Lima Polo and Hunt Club, District of Santiago de Surco, Province and Department of Lima, represented by Juan Luis Kruger Sayán, identified by National Identity Document (DNI) No. 09337264, and Germán Roberto Polack Belaúnde, identified by National Identity Document (DNI) No. 10220252, authorized to this end as per the powers of attorney registered in Electronic Card No. 11606015 of the Registry of Legal Entities of Lima (the “Borrower”).

As Administrative Agent:

•

BANCO DE CRÉDITO DEL PERÚ, a corporation incorporated and existent under the laws of Perú, with Taxpayer’s I.D. (RUC) No. 20100047218, with principal place of business at Calle Centenario 156, Urb. Las Laderas de Melgarejo, District of La Molina, Province and Department of Lima, duly represented by Juana Cossio Cavero, identified by National Identity Document (DNI) No. 07831871 and Augusto Carrasco Mariluz, identified by National Identity Document (DNI) No. 10309158 authorized to this end as per the powers of attorney registered in Electronic Card No. 11009127 of the Registry of Legal Entities of Lima (the “Administrative Agent”).

As Onshore Collateral Agent:

•

SCOTIABANK PERÚ S.A.A., a corporation incorporated and existent under the laws of Perú, with Taxpayer’s I.D. (RUC) No. 20100043140, with principal place of business at en Av. Dionisio Derteano 102, District of San Isidro, Province and Department of Lima, duly represented by Eduardo Gómez de la Torre Pratt, identified by National Identity Document (DNI) No. 09343889 and Cecilia Marín Armas, identified by National Identity Document (DNI) No. 09151472, authorized to this end as per the powers of attorney registered in Electronic Card No. 11008578 of the Registry of Legal Entities of Lima (the “Onshore Collateral Agent”).

As Offshore Collateral Agent:

•

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, a corporation incorporated and existent under the laws of the United States of America, with principal place of business at One Liberty Plaza, New York, NY 10006 United States of America, by Eduardo Gómez de la Torre Pratt, identified by National Identity Document (DNI) No. 09343889, and Francisco Javier Puiggros Madueño, identified by National Identity Document (DNI) No. 08220991, authorized to this end as per the powers of attorney dated August 23, 2010 (the “Offshore Collateral Agent”).

The Parties hereby agree as follows:

SECTION 1: DEFINITIONS AND INTERPRETATION

1.1. Defined Terms. When used in this Agreement, the following terms shall have the following meanings:

“Administrative Agent”: BCP, together with its Affiliates, as the administrative agent for the Lenders under this Agreement, or any of its successors.

“Administrative Agent’s Account for Payment”: means the following account maintained by the Administrative Agent to which all payments to be made by or for the Borrower under this Agreement or any of the other Loan Documents shall be transferred to and deposited in:

Banco de Crédito del Perú

Calle Centenario 156, Urbanización Las Laderas de Melgarejo, La Molina, Lima 13, Perú

For Credit to:

Beneficiary Bank Name: Banco de Credito del Peru

Swift Code: BCPLPEPL

Intermediary Bank Name: Standard Chartered Bank, New York

Swift Code: SCBLUS33

Account #: 3544-031710-001

Final Beneficiary Account Number: 193-1172547-1-17

Beneficiary Account Name: Cta. Int. BCP - Creditos Sindicados

Reference: Gold Fields La Cima S.A.A.

Attention: Augusto Carrasco

or any other account of the Administrative Agent as the Administrative Agent may from time to time notify the Borrower and the Lenders in writing, in substitution of the aforementioned. For sake of clarity, the Parties agree that the Administrative Agent may substitute the Administrative Agent’s Account for Payment by notifying the Parties in writing, without the need to amend this definition.

“Administrative Agency Fee Letter”: means the administrative agency fee letter dated September 17, 2010 executed between the Administrative Agent and the Borrower.

“Administrative Questionnaire” means the administrative questionnaire to be supplied by the Administrative Agent pursuant to Section 14.2.1 (d) (Successors and Assigns).

“Advance” means the advance by the Lenders to the Borrower pursuant to Section 2.1.

“Affiliate”: means, in relation to any Person, a Subsidiary of that Person or a Holding Company of that Person or any other Subsidiary of that Holding Company.

“Agents”: means the Administrative Agent, the Onshore Collateral Agent and the Offshore Collateral Agent.

“Agreement”: is this non-revolving senior secured loan agreement, by virtue of which the Lenders grant to the Borrower a loan of up to the Amount and the Borrower undertakes to repay any amounts lent by the Lenders to the Borrower under this Agreement, subject to the terms and conditions stipulated herein.

“Amount”: is the amount of up to US$200,000,000 (two hundred million and 00/100 Dollars).

“Applicable Law”: means with respect to any Party: (a) any domestic statute, law, treaty, code, ordinance, rule, regulation, restriction or by-law ; (b) any judgment, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, request, guideline or directive; or (d) any franchise, license, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Authority; applicable to, binding on or affecting such Party or its property in the context in which the term is used herein, in each case whether or not having the force of law.

“Applicable Lending Office” means, with respect to each Mandated Lead Arranger, the office of such Mandated Lead Arranger specified as its “Applicable Lending Office” opposite its name on Schedule 2 hereto, and with respect to any other Person that becomes a Lender in accordance with Section 14.2, the office of such Person specified as its “Applicable Lending Office” in the applicable Assignment and Acceptance pursuant to which such Person became a Lender, in either case as such “Applicable Lending Office” may be modified from time to time by the applicable Lender by giving written notice to the Borrower.

“Arbitration Panel”: has the meaning ascribed to this term in Section 15.11 of this Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance entered into by and between a Lender, as assignor, and an assignee (in accordance with Section 14.2), which shall be substantially in the form of (a) Exhibit II hereto or, (b) any other form approved by the Majority Lenders and notified to the Administrative Agent and the Borrower.

“Availability Period”: is the twenty (20) Business Days period, starting on the Business Day immediately after the Signing Date, and during which the Borrower may request the Advance to be made in accordance with the Disbursement Notice, subject to the satisfaction of the conditions precedent set forth in Section 6.2.

“Bonds”: has the meaning ascribed to this term in Section 4.3 of this Agreement.

“Break Costs”: with respect to any amount prepaid under Sections 4.2 or 4.3, the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of a particular prepayment under the Loan to the last day of the then current Interest Period, had the principal amount prepaid been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount prepaid on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt of the prepayment and ending on the last day of the then current Interest Period.

“Business Day”: means a day on which banks operating in Toronto, Canada; London, England; New York, New York, United States of America and Lima, Peru are open to the public in general at their main offices and branches, excluding(a) Saturdays, Sundays and any other day which is a public or statutory holiday in Toronto, London, New York, or Lima, and (b) when used in connection with a LIBOR-related transaction or determination, any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Stock”: means, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a company or corporation and any and all equivalent ownership interests in a legal entity (other than a company or corporation).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following events: (a) the phase-in, adoption or taking effect of any Applicable Law, (b) any change in any Applicable Law or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any Applicable Law by any Governmental Authority.

“Commitment”: means, with respect to each of the Lenders, the principal amount set out opposite to each Lender’s name in Schedule 1 (as such amount may be cancelled in accordance with this Agreement), which such Lender has committed to make available to the Borrower under this Agreement. The Lenders’ commitments may collectively be referred to as the “Commitments”.

“Commitment Fee”: has the meaning set forth in Section 3.4.

“Communications”: has the meaning set forth in Section 15.1.2.

“Companies Registry” means the Companies House (an Executive Agency of the United Kingdom Government Department for Business, Innovation and Skills).

“Compensatory Interest Rate”: means the annual nominal rate of Libor plus 2.00% (two percent).

“Consolidated EBITDA”: means, for any Measurement Period, (having reversed any entries made to reflect fair value gains or losses on financial derivative instruments which are undertaken in the normal course of business) Consolidated Profits Before Interest and Tax before any amount attributable to the amortization of intangible assets and depreciation of tangible assets and before any extraordinary items.

“Consolidated Net Borrowings”: means, at any time, the aggregate amount of all obligations of the Group for or in respect of Indebtedness for Borrowed Money but excluding any such obligation to any member of the Group, adjusted to take account of the aggregate amount of freely available cash and cash equivalents held by any member of the Group (and so that no amount shall be included or excluded more than once).

“Consolidated Net Finance Charges”: means, in respect of any Measurement Period, the aggregate amount of the interest (including the interest element of leasing and hire purchase payments and capitalized interest), commission, fees, discounts and other finance payments payable by any member of the Group (including any commission, fees, discounts and other finance payment payable by any member of the Group under any interest rate hedging instrument but deducting any commission, fees, discounts and other finance payments receivable by any member of the Group under any interest rate hedging instrument) but deducting any other interest receivable by any member of the Group on any deposit or bank account.

“Consolidated Net Worth”: means, at any time, the total net worth of the Borrower, as reported in the most recent consolidated financial statements of the Borrower.

“Consolidated Profits Before Interest and Tax”: means, in respect of any Measurement Period, the consolidated net income of the Borrower before: (i) any provision on account of normal taxation and worker’s participation; and (ii) any interest, commission, discounts or other fees incurred or payable, received or receivable by any member of the Group in respect of Indebtedness for Borrowed Money.

“Consolidated Tangible Net Worth”: means, at any time, the Consolidated Net Worth less intangible assets, as reported in the most recent consolidated financial statements of the Borrower.

“Default Interest Rate”: means the annual nominal rate of 2.00% (two percent).

“Disbursement Date”: means the date, within the Availability Period, on which the Advance shall be made.

“Disbursement Notice”: means the notice attached as Exhibit VII

“Dollars”: is the legal tender of the United States of America.

“Encumbrance”: means:

(a)	any mortgage, pledge, encumbrance, lien (statutory or otherwise), charge, assignment or cession conferring security, hypothecation, royalty, security interest, preferential right or trust arrangement or any other security of the like securing any obligation of any Person; or

(b)	any arrangement under which money or claims to, or for the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any Person; or

(c)	any other type of preferential agreement or arrangement of any kind or nature whatsoever (including any conditional sale, or any title transfer and retention arrangement), the effect of which is the creation of a security interest.

“Environmental Laws”: means any and all applicable laws, rules, regulations, requirements, decisions and orders applicable to the business conducted by the Borrower relating to the protection of human health or safety, the environment, natural resources, hazardous or toxic substances or wastes, pollutants or contaminants.

“Event of Default”: means any of the events or circumstances set out in Section 9 of this Agreement.

“Existing Facility”: means the project finance facility agreement entered by the Borrower dated November 14, 2006.

“Existing Facility Agent”: means The Royal Bank of Scotland Plc.

“Fee Letter”: means the fee letter dated September 17, 2010 executed between the Mandated Lead Arrangers and the Borrower setting out any of the fees referred in Section 3 of the Agreement.

“Financial Indebtedness” means with respect to the Borrower and on any date (without double counting) any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any other similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with Peruvian GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	the amount of liability in respect of any purchase price for assets or services the payment of which is deferred where the deferral of such price is either (i) used primarily as a method of raising credit; or (ii) not made in the ordinary course of business;

(g)	any agreement or option to re-acquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;

(h)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(i)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(j)	any counter-indemnity, obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(k)	any amount raised by the issue of redeemable shares;

(l)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (k) above.

“Financial Year”: means, at any time, the financial year of the Borrower ending on 31 December of each calendar year.

“General Law”: means the General Law of the Financial System and of the Insurance System and the Organic Law of the Superintendency of Banks, Insurance Companies and Pension Fund Administrators (AFP), enacted through Peruvian Law No. 26702, as it has been or may be amended or regulated from time to time.

“Governmental Authority”: is any entity (including any stock exchange) that exercises executive, legislative, regulatory, judicial, municipal or administrative duties corresponding to government duties and has jurisdiction over a Person or matters in question.

“Group”: means the Borrower and its Subsidiaries from time to time.

“Hedge Agreement” any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic financial or pricing indices or measures of economic, financial or pricing risk or any similar transaction or any combination of these transactions, entered into in each case between the Borrower and a Hedging Bank, provided that no Hedge Agreement may be entered into for speculative reasons.

“Hedging Bank” a Lender or an Affiliate of a Lender, or any of their successors, and any other bank or financial institution that was a Lender at the time it entered into a Hedge Agreement with the Borrower.

“Holding Company”: means, in relation to a corporation or other legal entity, any other corporation or other legal entity in respect of which it is a Subsidiary.

“Income Tax”: is the Peruvian income tax regulated by Supreme Decrees No. 179-2004-EF and No. 122-94-EF and any regulations thereunder or any legislation that may amend or replace them.

“Indebtedness for Borrowed Money”: means any Financial Indebtedness save for any indebtedness for or in respect of paragraphs (i) and (j) of the definition of “Financial Indebtedness”.

“Indemnified Costs”: has the meaning ascribed to this term in Section 12.6 of this Agreement.

“Installment”: means each of the twenty (20) equal quarterly installments of principal that the Borrower must pay to the Administrative Agent, for the benefit of the Lenders, on each Payment Date as repayment of the Loan. The Payment Schedule will detail the amount of each Installment to be paid by the Borrower.

“Instructions Letter”: has the meaning ascribed to this term in Section 2.6 (ii) of this Agreement.

“Interest Determination Date”: means, for the purpose of determining the Compensatory Interest Rate applicable to any Interest Period, the date which is two (2) Business Days before the first day of any Interest Period.

“Interest Period”: is (a) the period commencing on the Disbursement Date and ending three months from the Disbursement Date and (b) thereafter, each period of three months commencing on the last day of the immediately preceding Interest Period; provided that the Interest Periods are subject to the following: (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; and (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month. For the purposes of calculating the interest accrued in an Interest Period, such calculation shall include the first day and exclude the last day of the corresponding Interest Period.

“Law on Secured Transactions”: means Peruvian Law No. 28677 (Ley de Garantía Mobiliaria), as amended or replaced in the future.

“Lenders”: means, collectively the Mandated Lead Arrangers, and/or any other bank or financial institution which has become a party to this Agreement, as Lender, in accordance with Section 14, and which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“Libor”: for each Interest Period, is the three-month interest rate at which Eurodollars are offered during the same term in the London Interbank Market, registered daily at approximately 11:00 hours (London, England time), as displayed on the page of the Reuters Screen two (2) Business Days before the start of each Interest Period, it being established, however, that if more than one rate appears on the LIBO 01 page of the Reuters Screen (or its replacement from time to time), the applicable rate will be the arithmetic mean of all these rates (rounded off upwards, if necessary, to the number nearest  1/100 of one percent).

If a rate cannot be calculated as specified above, the applicable rate will be the interest rate resulting from the average (rounded off upwards, if necessary, to the number nearest  1/100 of one percent) of the ninety (90) day rate at which the respective main offices of three (3) banks in London, England, determined by the Lenders at their sole discretion, offer deposits in Dollars, to the main banks of the London Interbank Market at approximately 11.00 A.M. (London, England time) on the corresponding Interest Determination Date.

“Loan”: is, at any time, the aggregate outstanding principal amount owed to the Lenders by the Borrower, pursuant to this Agreement.

“Loan Documents”: are collectively: (i) this Agreement, (ii) the Security Agreements, (iii) the Promissory Notes, (iv) the Fee Letter, (v) the Administrative Agency Fee Letter, (vi) the Onshore Collateral Agency Fee Letter, (vii) the Offshore Collateral Agency Fee Letter, (viii) the Subordination Agreement and (ix) any other document designated as such by the Administrative Agent and the Borrower.

“Majority Lenders”: means at any time, Lenders holding at least 66- 2/3% of the Loan (or, prior to the Disbursement Date, at least 66- 2/3% of the Commitments.)

“Material Adverse Effect”: means any development, event or circumstance that has had or could reasonably be expected to have a material adverse effect on: (i) the ability of the Borrower to perform its financial obligations or any other material obligations (including, without limitation, the Borrower’s obligations set forth in Section 8 hereof) under the Loan Documents; (ii) the validity or enforceability of any of the Loan Documents or of the obligations arising therefrom, or the rights and remedies of the Lenders under any of the Loan Documents; and (iii) the business, operations, property or condition (financial or otherwise) or prospects of the Borrower, so as to cause any of the events in paragraphs (i) or (ii) above.

“Material Adverse Market Event”: means any event or development (i) that substantially changes in a material adverse manner, or creates a material disruption of, the existing Peruvian or international conditions in the financial, banking, or capital markets, or (ii) that substantially changes in a material adverse manner, or creates a material disruption of, Peru’s existing political and economic situation; and which in either case has a material adverse effect on the Peruvian and/or the international commercial bank loans market generally.

“Measurement Period”: means each period of twelve (12) months ending on the last day of the Borrower’s Financial Year and each period of twelve (12) months ending on the last day of each of the quarters of a Financial Year.

“Merger”: has the meaning ascribed to this term in Section 8.2.5 (b) of this Agreement.

“Non-Excluded Taxes”: the meaning ascribed to this term in Section 5.2 of this Agreement.

“Nuevos Soles”: is the legal tender of the Republic of Peru.

“Offshore Account Bank” means The Bank of Nova Scotia, as the offshore account bank under the Offshore Security and Accounts Management Deed, or any of its successors.

“Offshore Security and Accounts Management Deed”: has the meaning ascribed to this term in Section 11.1(i) of this Agreement.

“Offshore Security Discharge Certificate”: is the discharge certificate attached as Exhibit VIII.

“Offshore Collateral Agency Fee Letter”: is the offshore collateral agency fee letter dated September 17, 2010 executed between the Offshore Collateral Agent and the Borrower.

“Offshore Collateral Agent”: The Bank of Nova Scotia Trust Company of New York, together with its Affiliates, as the offshore collateral agent for the Lenders under this Agreement, or any of its successors.

“Onshore Collateral Agency Fee Letter”: is the onshore collateral agency fee letter dated September 17, 2010 executed between the Onshore Collateral Agent and the Borrower.

“Onshore Collateral Agent”: Scotiabank Perú S.A.A., together with its Affiliates, as the onshore collateral agent for the Lenders under this Agreement, or any of its successors.

“Onshore Assignment and Accounts Management Agreement” has the meaning ascribed to this term in Section 11.1(ii) of this Agreement.

“Onshore Account Pledge Agreement” has the meaning ascribed to this term in Section 11.1(iii) of this Agreement.

“Original Financial Statements”: are the audited consolidated financial statements of the Borrower for the financial year ended December 31, 2009.

“Other Taxes”: the meaning ascribed thereto in Section 5.2 of the Agreement.

“Parties”: are collectively, the Lenders, the Borrower and the Agents.

“Payment Dates”: is the last day of each Interest Period, on which the Installments and interest accrued on the Loan in accordance with Section 3.1 and Section 4.1 shall be paid by the Borrower.

“Payment Schedule”: is the amortization schedule of the Installments as set out in Schedule 3 hereto. The amount of each Installment indicated in the Payment Schedule shall be determined on the Disbursement Date in accordance with the amount of the Advance.

“Permitted Disposal”: means any sale, lease, assignment, transfer or other disposal, or any other transaction having similar effects to the aforementioned, by the Borrower:

(a)	under the Sale Agreements; or

(b)	of obsolete or redundant assets which are no longer required for the efficient operation of the business of the Borrower; or

(c)	for which the Administrative Agent has given its prior written consent; or

(d)	to any other Person where the higher of the market value or consideration receivable when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal by the Borrower (other than a sale, lease, transfer or other disposal referred to in paragraphs (a), (b) and (c) of this definition) does not exceed 5% (five per cent) of the Consolidated Tangible Net Worth in any Financial Year.

“Permitted Encumbrance”: means, with respect to the Borrower:

(a)	any Encumbrance created prior to the Signing Date;

(b)	any title transfer or retention arrangement entered into by the Borrower in the normal course of its trading activities and on terms no worse than the standard terms of the relevant supplier;

(c)	any netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements (which shall include, for avoidance of doubt, those pursuant to hedging arrangements in relation to gold, silver and copper prices, foreign exchange rates and interest rates where such arrangements are entered into for the purposes of providing protection against fluctuation in such rates or prices in the ordinary course of business), for the purpose of netting debit and credit balances;

(d)	any Encumbrance arising by operation of law and in the ordinary course of trading and not by reason of any default (whether in payments or otherwise), of the Borrower;

(e)	any Encumbrance over or affecting any asset acquired by the Borrower after the Signing Date, provided that the Encumbrance is not created in contemplation of the acquisition, the principal amount secured is not subsequently increased, and the Encumbrance is (other than an Encumbrance otherwise permitted pursuant to paragraphs (b), (c), (d), (f), (g), (h) or (i) of this definition) removed or discharged within six (6) months of the date of the acquisition;

(f)	any Encumbrance over or affecting any asset of any company which becomes a Subsidiary of the Borrower after the Signing Date, provided that the Encumbrance is not created in contemplation of the acquisition, the principal amount secured is not subsequently increased, and the Encumbrance is (other than an Encumbrance otherwise permitted pursuant to paragraphs (b), (c), (d), (e), (g), (h) or (i) of this definition) removed or discharged within six (6) months of the date of the acquisition;

(g)	any Encumbrance securing indebtedness, the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Encumbrance other than any permitted under paragraphs (a) to (f) above and (h) and (i) below) does not at any time exceed 5% (five percent) of Consolidated Tangible Net Worth (or its equivalent in another currency) (but adjusted to include the net value of new assets acquired since the last date of the latest set of annual consolidated financial statements of the Borrower);

(h)	any other Encumbrance as agreed to by the Administrative Agent; or

(i)	any Encumbrance arising under the Loan Documents, including the Security.

“Permitted Financial Indebtedness”: means any Financial Indebtedness:

(a)	arising under the Loan Documents;

(b)	arising under the Bonds;

(c)	arising under shareholder loan agreements or other shareholder funding to the extent that such Financial Indebtedness is unsecured and subordinated to the obligations of the Borrower to the Lenders, on terms which are reasonably acceptable to the Administrative Agent, and incurred for the purposes of financing general working capital requirements, including capital expenditures of the Borrower;

(d)	other unsecured indebtedness subordinated to the obligations of the Borrower to the Lenders on terms which are acceptable in all material respects to the Administrative Agent;

(e)	arising under trade credit extended in the ordinary course of business on normal commercial terms so long as the aggregate amount of such trade credit does not at any time exceed US$50,000,000 (fifty million and 00/100 Dollars) (or the equivalent thereof) and which is not more than ninety (90) days past due or if past due for more than ninety (90) days, is being contested in good faith;

(f)	in respect of any leases entered into primarily as a method of raising finance or financing the acquisition of an asset up to an aggregate total amount of US$5,000,000 (five million and 00/100 Dollars) (or the equivalent thereof) at any one time;

(g)	arising under any environmental bond which the Borrower is required to issue by any Applicable Laws;

(h)	arising under any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price but not for speculative purposes;

(i)	of the Borrower existing and available on the Signing Date;

(j)	on terms consented to by the Administrative Agent;

(k)	acquired by the Borrower as a consequence of a Merger; or

(l)	not falling within paragraphs (a) to (k) above provided that the aggregate amount of all Financial Indebtedness permitted under this paragraph (l) does not at any time exceed US$20,000,000 (twenty million and 00/100 Dollars) (or its equivalent thereof).

“Permitted Transferees”: any of the banks and financial institutions detailed in Exhibit XII.

“Person”: means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other legal entity, including a government or political subdivision or an agency or instrumentality thereof.

“Peruvian GAAP” means the generally accepted accounting principles in Peru as applicable to the Group.

“Prepayment Fee”: when applicable in accordance with Sections 4.2 and 4.3, is the fee equivalent to 0.25% (point twenty-five percent) of the principal amount to be prepaid.

“Promissory Note”: has the meaning ascribed to this term in Section 2.6 of this Agreement.

“Pro-rata Share”: each Lender’s ratable share of any amount shall be determined, at any time, by dividing (A) the sum of (i) the aggregate principal amount of the Loan owing at such time to such Lender (if any), and (ii) the aggregate unused and available portions of such Lender’s Commitment at such time (if any), by (B) the sum of (i) the aggregate principal amounts of the Loan owing at such time to all Lenders (if any), and (ii) the aggregate unused and available portions of all Lenders’ Commitment at such time (if any).

“Register”: has the meaning ascribed to this term in Section 14.3 of this Agreement.

“Registrar of Companies”: means the registrar of companies for England and Wales, based at the Companies House, Crown Way, Cardiff, Wales, CF14 3UZ.

“Restricted Payment”: has the meaning ascribed to this term in Section 8.2.4 of this Agreement.

“Sale Agreements”: means any and all agreements or contracts entered into by the Borrower by virtue of which it sells concentrates of minerals, including without limitation any long term concentrate sale agreements and spot sales agreements (if any).

“Secured Obligations”: means all of the obligations (whether monetary or of any other kind, existing, future or contingent, liquid or to be liquidated, determined or subject to determination) of the Borrower existing now or hereafter arising under this Agreement or any of the Loan Documents or the Hedge Agreements (including any covenants, undertakings or duties thereunder) owing to the Secured Parties.

“Secured Parties”: means the Lenders, the Agents, the Offshore Account Bank and the Hedging Banks.

“Security”: means the security granted by the Borrower, pursuant to the Security Agreements, to the Onshore Collateral Agent and the Offshore Collateral Agent, for the benefit of the Secured Parties, to secure compliance with any of the Secured Obligations.

“Security Agreements”: means (i) the Onshore Account Pledge Agreement, (ii) the Onshore Assignment and Accounts Management Agreement, (iii) the Offshore Security and Accounts Management Deed, and (iv) all other instruments and agreements which have been or may hereafter from time to time be executed in connection with the Loan Documents as Security.

“Signing Date”: the date on which this Agreement and the Loan Documents are executed, and the date on which the conditions precedent set forth in Section 6.1. have been satisfied.

“Structuring Fee”: the structuring fee that the Borrower must pay to the Administrative Agent for the account of the Mandated Lead Arrangers, as set forth in the Fee Letter.

“Subsidiary”: means with respect to any Person, any corporation, association or other legal entity:

(a)	which is controlled, directly or indirectly, by such Person and/or one or more Subsidiaries of such Person (or a combination thereof);

(b)	which more than fifty percent (50%) of the outstanding Voting Stock is owned, directly or indirectly, by such Person and/or one or more Subsidiaries of such Person (or a combination thereof); or

(c)	which is a Subsidiary of another Subsidiary of such Person,

and for this purpose, a corporation, association or other legal entity shall be treated as being controlled by another Person if that other Person is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Tax”: means any tax, levy, impost, duty or other charge or withholding of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same.)

“Voting Stock” means, with respect to any company, corporation or any other legal entity, Capital Stock of such company, corporation or legal entity of any class or kind ordinarily granting its holder the right to vote at the shareholders meeting or equivalent governing body of such company, corporation or legal entity.

1.2 Other Definitional Provisions. Unless otherwise expressly provided herein, or if the context so requires it, the following rules must be observed in the interpretation of the Agreement:

(a)	The singular includes the plural and vice versa.

(b)	The reference to any gender includes the other gender.

(c)	The reference to any agreement (including this Agreement and its Schedules and Exhibits), document or instrument shall be understood to refer to said agreement, document or instrument as it may be amended or supplemented from time to time, in accordance with the terms contained in each one of them and, if applicable, in accordance with the terms contained in this Agreement.

(d)	Unless the context requires a different interpretation, the reference to any, Section, Schedule or Exhibit is a reference to such Section, Schedule or Exhibit of this Agreement.

(e)	“Including” (and, accordingly, “includes”, “included” or “inclusive”) means that it comprises whatever is stated thereafter, without limiting the generality of the description preceding the use of said term.

(f)	Any reference to a “Party” or “Parties” herein shall be understood to refer to a party or the parties hereto, as the case may be.

(g)	As used herein and in any other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, any accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1, or o the extent not defined, shall have the respective meanings under Peruvian GAAP, as applicable to the Borrower and said Subsidiaries.

(h)	Any reference in the Loan Documents to “financial statements” shall be construed as a reference to those financial statements as the same may be adjusted pursuant to Section 8.1.12 (b) to reflect the basis upon which the Original Financial Statements were prepared.

SECTION 2: AMOUNT AND UTILISATION OF THE LOAN

2.1	Loan.- Subject to the terms and conditions hereof, each of the Lenders severally agrees to make an advance to the Borrower (together, the “Advance”) on the Disbursement Date for up to an aggregate principal amount equal to the Lenders’ Commitments.

Any Commitments not drawn on the Disbursement Date shall terminate. Amounts borrowed hereunder and prepaid or repaid may not be reborrowed.

2.2	Purpose.- The Advance shall be used by the Borrower solely for the purpose of: (i) repaying or prepaying all or a portion of the Borrower’s outstanding subordinated loans with its Affiliates (as determined by the Borrower), and/or (ii) financing the Borrower’s working capital requirements.

2.3	Procedure for borrowing of the Advance.- The Borrower shall give the Administrative Agent irrevocable written notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., Lima time, three (3) Business Days prior to the proposed Disbursement Date) substantially in the form of the Disbursement Notice attached as Exhibit VII, requesting that the Lenders make the Advance (not in excess of the Amount) on the Disbursement Date.

Upon receipt of the Disbursement Notice the Administrative Agent shall promptly notify each Lender thereof. Provided that all of the conditions precedent established in Section 6.2 have been satisfied or waived, not later than 11:00 A.M., Lima time, on the Disbursement Date, each Lender shall make available to the Administrative Agent at the Administrative Agent’s Account for Payments an amount in immediately available funds equal to the advance to be made by such Lender.

Immediately upon receipt of the funds in the Administrative Agent’s Account for Payments (and in any case, on the Disbursement Date) the Administrative Agent shall transfer, in immediately available funds, the amount indicated in the Disbursement Notice to the account of the Borrower indicated therein.

2.4	Maturity Date.- The Lenders hereby grant the Loan to the Borrower for a total term of five (5) years counted as from the Disbursement Date. The Loan shall be repaid through the payment of the Installments.

2.5	Pro Rata Treatment and Payments.- Except to the extent otherwise provided herein, the borrowings by the Borrower from the Lenders and any reduction of the Commitments of the Lenders hereunder shall be made pro rata according to the relevant Pro-rata Share of the Lenders with respect to the Loan borrowed or the Commitments to be reduced.

No Lender shall be responsible for the Commitment of any other Lender. The failure of a Lender to make available an advance in accordance with its obligations under this Agreement shall not release any other Lender from its obligations. Notwithstanding anything to the contrary in this Agreement, no Lender shall be obligated to make any amount available to the Borrower in excess of its Commitment.

2.6	Issuance of Promissory Notes.- As additional evidence of the Borrower’s obligation to repay the Loan, together with any unpaid interest accrued, as provided in this Agreement, on or prior to the Disbursement Date the Borrower shall execute and deliver to the Administrative Agent for delivery to each Lender (i) a promissory note (pagaré incompleto) issued under Peruvian Law and pursuant to article 10 of Peruvian Law No. 27287 (Ley de Títulos Valores) and Circular Letter No. G-0090-2001 issued by the Superintendency of Banks, Insurance Companies and Pension Fund Administrators, substantially in the form of Exhibit I, made payable to the order of each Lender (each, a “Promissory Note”), and (ii) an irrevocable instruction letter substantially in form of Exhibit I-1(each, an “Instructions Letter”), by which the Borrower authorizes each Lender to complete the Promissory Note issued to its order only in accordance with the rules set forth in its Instructions Letter, provided that an Event of Default has occurred and is continuing and the Majority Lenders have decided to act in accordance with Section 10.1(ii). In case of an assignment performed in accordance with Section 14, upon the request of the assigning Lender, the Borrower, at its own expense, shall (x) if the assigning Lender has not retained any interest in the Loan, execute and deliver in substitution of the assigning Lender’s Promissory Note a new Promissory Note and Instructions Letter to the order of the assignee Lender and the assigning Lender shall, at the option of the Borrower, either destroy its Promissory Note or return it to the Borrower, or; (y) if the assigning Lender has retained an interest in the Loan, execute and deliver a new Promissory Note and Instructions Letter to the order of the assignee Lender. Such new Promissory Note(s) or Instruction Letter(s) shall be dated the effective date of the relevant Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit I and Exhibit I-1 hereto, respectively. In addition, the Parties agree to the following in connection with each Promissory Note:

(i)	Each Promissory Note will be issued with a “no protest” clause. Without prejudice thereto, each holder may decide to protest it and the Borrower will bear the costs of such protest.

(ii)	The date of issuance of each Promissory Note will be the Disbursement Date or, in the case of those Promissory Notes issued as a consequence of an assignment, the date on which such assignment is effective in accordance with Section 14.

(iii)	The Administrative Agent will deliver a copy of each executed Promissory Note and of each Instructions Letter to the Borrower, the delivery of which will be evidenced by a return receipt.

(iv)	The obligations contained in each Promissory Note will not be extinguished even if due to the Administrative Agent’s or the respective Lender’s fault the respective Promissory Note may be impaired. This constitutes an agreement to the contrary of the provisions set forth in article 1233 of the Peruvian Civil Code.

(v)	The Borrower accepts that from the maturity date of each Promissory Note until the actual payment thereof, the amount appearing therein will accrue compensatory and default interest at the agreed rates established in this Agreement. For purposes of the payment of default interest it will not be necessary for the Lenders or Administrative Agent to provide prior notice of non-payment, since it will operate automatically.

(vi)	The Borrower is obliged to replace or issue a new Promissory Note upon the request of any of the Lenders in the event that such Promissory Note was lost, in which case the corresponding Lender shall initiate the legal proceeding for declaring the inefficacy of such Promissory Note.

(vii)	Pursuant to the provisions contained in article 1279 of the Peruvian Civil Code, the issuance, renewal or other accessory change of any Promissory Note, including the substitution and/or replacement thereof by another similar one, shall not constitute the renewal of the obligations established in the Agreement, nor extinguish or reduce any of the Lenders’ rights under this Agreement or the Security.

2.7	It is expressly established that the Advance under this Agreement will only be made by the Lenders during the Availability Period and after verifying, to the satisfaction of the Lenders that each and every one of the Conditions Precedent stipulated in Section 6.2 below have been satisfied.

SECTION 3: INTEREST, FEES AND EXPENSES

3.1	Scheduled Interest.- (a) Rate. The Borrower shall pay to the Administrative Agent, for the benefit of the Lenders, into the Administrative Agent’s Account for Payment, compensatory interests accrued for each Interest Period at the Compensatory Interest Rate.

(b) Calculation. Compensatory interest on the Loan shall be payable for each Interest Period on the corresponding Payment Date, and shall be calculated on a daily basis on the Loan on the basis of the actual number of days elapsed in a year of three hundred sixty (360) days. Such calculation will include the first day of each Interest Period and exclude the last day of such Interest Period.

(c) Determination by Administrative Agent. Each determination by the Administrative Agent of the Compensatory Interest Rate applicable to each Interest Period shall, in the absence of manifest error, be prima facie evidence thereof. Upon determination of the Compensatory Interest Rate applicable to each Interest Period on the Interest Determination Date, the Administrative Agent shall promptly notify the Borrower and each Lender of that rate.

3.2	Default Interest.- (a) Rate. Effective upon the occurrence of any Event of Default and for so long as such Event of Default shall be continuing, the Secured Obligations will accrue, without duplication, default interests at a rate equivalent to the Default Interest Rate, without prejudice of the interests that will continue to accrue pursuant to Section 3.1 above.

For purposes of the provisions contained in the paragraph above and in accordance with the provisions set forth in paragraph 1 of article 1333 of the Peruvian Civil Code, the Borrower will be automatically deemed in default without the need of any requirement or notice whatsoever of the Lenders or Administrative Agent.

(b) Calculation. In order to calculate the default interests a three hundred and sixty (360) calendar day year will be used and the number of days in default actually elapsed will be taken into account.

3.3	Fees.- The Borrower shall punctually pay to the Mandated Lead Arrangers, and each of the Agents for its own account and benefit such fees payable to them pursuant to the Fee Letter, the Administrative Agent Fee Letter, the Onshore Collateral Fee Letter and the Offshore Collateral Fee Letter, respectively.

3.4	Commitment Fee.- On the Disbursement Date, the Borrower shall pay to the Administrative Agent at the Administrative Agent’s Account for Payment, for the benefit of the Lenders, a non-refundable commitment fee (the “Commitment Fee”).

The Commitment Fee shall be payable for the period from and including the Signing Date to and excluding the Disbursement Date, at a rate of 0.50% (zero point fifty percent) per annum, and shall be calculated on a daily basis on the undrawn portion of the Loan Amount on the basis of the actual number of days elapsed and a year of three hundred and sixty five (365) days. Each Lender shall be entitled to its Pro-rata Share of the Commitment Fee.

SECTION 4: REPAYMENT OF THE LOAN

4.1	Repayment of the Loan.- The Borrower hereby unconditionally undertakes to pay to the Administrative Agent, for the benefit of the Lenders, each of the Installments on their corresponding Payment Dates.

4.2	Voluntary prepayments.- The Borrower may at any time and from time to time prepay the Loan, in whole or in part, upon irrevocable notice delivered to the Administrative Agent at least five (5) Business Days prior thereto, which notice shall specify the date and amount of prepayment, provided that (i) the Borrower will be obliged to pay the Prepayment Fee and Break Costs, if any, and (ii) partial prepayments may only be made in amounts of not less than US$10,000,000 (ten million and 00/100 Dollars) or amounts exceeding such minimum amount by US$5,000,000 (five million and 00/100 Dollars) multiples.

Upon receipt of a prepayment notice, the Administrative Agent shall notify, no later than the following Business Day, each Lender of such prepayment notice.

Voluntary prepayments shall be made without penalty, other than the Prepayment Fee and Break Costs, if any.

4.3	Mandatory prepayments.- (a) Issuance of Bonds. If, subsequent to the Signing Date, the Borrower issues bonds in the local and/or international public and/or private capital markets (the “Bonds”), an amount equivalent to 75% (seventy five percent) of the net cash proceeds thereof shall be promptly applied towards the prepayment of the Loan as provided in Section 4.2 above (save for the provision in 4.2(ii), which shall not be applicable).

Provided that the Borrower appoints BCP and/or BNS, and/or any of their Affiliates, as mandated lead arrangers or joint mandated lead arrangers to arrange, book-run and/or underwrite (should the Borrower require the Bonds to be underwritten) the Bonds, such prepayments shall not be subject to the payment of a Prepayment Fee, being subject only to the payment of any Break Costs.

(b) Change of Control. If Gold Fields Limited ceases to directly or indirectly (i) hold more than 50% (fifty percent) of the Borrower’s outstanding Voting Stock, or (ii) have the ability to designate or remove the majority of the Borrower’s Board members (or equivalent organ); or (iii) have the ability, through any means (whether contractual or not), to control the decision-making power in the Borrower; without the prior written consent of the Lenders, the Lenders may, following a forty-five (45) days’ consultation period, by notice cancel the Loan and require repayment of the Loan. If the Lenders do not exercise this right, any dissenting Lender may by notice cancel and require repayment of its Pro Rata Share of the Loan.

Following the consultation period indicated above and upon receipt of written notice delivered by the Lenders or any Lender requesting repayment of the Loan or its Pro Rata Share of the Loan (as applicable), the Borrower shall prepay in full the then outstanding principal amount of the Loan or the applicable Pro Rata Share of the Loan, together with any accrued interest thereon, within five (5) Business Days of receipt of such notice.

The mandatory prepayments pursuant to this Section 4.3 (b) shall not be subject to the payment of a Prepayment Fee.

4.4	Pro rata distribution of prepayments.- Prepayments will be applied pro rata to reduce the remaining Installments.

4.5	Payments Generally.- (a) The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off, not later than 10:00 A.M. (Lima time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s Account for Payment in same day funds. The Administrative Agent will thereafter and on the same day cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 14.3 from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) Except for proceeds received pursuant to an enforcement action in accordance with Section 10.3, the Administrative Agent shall apply amounts received by it, including without limitation amounts received by the Onshore Collateral Agent or the Offshore Collateral Agent under the Security Documents and forwarded to the Administrative Agent, in the following order of priority:

(i)	first, to the payment or reimbursement of amounts owed to each of the Agents in such capacity under the Loan Documents,

(ii)	second, to the payment or reimbursement of amounts owed to the Lenders under the Loan Documents other than principal and interest on the Loan,

(iii)	third, to the payment of accrued and unpaid interest on the Loan, and

(iv)	fourth, to the pro-rata payment of the Loan.

4.6	Payment in the same currency and charge in account.- It is a condition hereof and especially in respect of the payment of the Secured Obligations that all amounts owing in respect of the Loan Documents, whether on account of principal, interest or fees or otherwise, shall be paid in Dollars. For further clarity, this provision constitutes an agreement to the contrary of the provisions contained in article 1237 of the Peruvian Civil Code.

In any case in which the Borrower has not made available to the Administrative Agent or to the Lenders sufficient funds in Dollars for payment of its obligations hereunder, the Lenders and the Agents are expressly authorized by the Borrower to purchase on its behalf and account in the foreign exchange market that is legally available, the Dollars that may be required to be applied to the amortization and/or payment of the amount due, charged to any of the accounts in foreign currency or in Nuevos Soles that may be kept by the Borrower with the Lenders, the Agents, or with any of their Affiliates or Subsidiaries.

4.7	Sharing of payments, etc.- If any Lender shall receive any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loan owing to it in excess of its Pro Rata Share in the Loan, such Lender shall forthwith purchase from the other Lenders such participations in the Loan owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s Pro Rata Share in the Loan (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered; and (b) the provisions of this Section shall not be construed to apply to any payment obtained by a Lender (x) as consideration for the assignment of or sale of a participation in its Pro Rata Share in the Loan, or (y) in respect of any arrangement between such Lender and any third party in respect of any securitization, hedge or other transaction under which payments are to be made between such Lender and such third party by reference to this Agreement. The Borrower agrees that any Lender purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 5: YIELD PROTECTION

5.1	Increased Costs.-

5.1.1.	Increased Costs Generally. If from time to time any Change in Law shall:

(a)	impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(b)	subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, or its Pro Rata Share of the Loan, or change the basis of taxation of any payments to such Lender in respect thereof, or establishes any change in the rate of a Tax; or

(c)	impose on any Lender or any applicable interbank market any other condition, cost or expense affecting this Agreement or the Pro Rata Share of the Loan of such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining its Pro Rata Share of the Loan (or of maintaining its obligation to make its advance), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then upon request of such Lender from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered, such amount or amounts to be determined in the sole and absolute discretion of the Lender, provided that the Lender may not seek compensation under this clause 5.1.1. for any amount for which the Lender has been otherwise compensated for in accordance with this Agreement.

5.1.2	Capital and Liquidity Requirements. If any Lender determines in its sole and absolute discretion that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or its Pro Rata Share of the Loan by, to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of its holding company with respect to, as applicable, capital adequacy or liquidity requirements), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered, such amount or amounts to be determined in the sole and absolute discretion of the Lender.

5.1.3	Certificates for Reimbursement; Modification of interest rates. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 5.1.1 or 5.1.2 of this Section and delivered to the Borrower from time to time shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

5.1.4	Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, except that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the nine (9)-month period referred to above shall be extended to include the period of retroactive effect thereof.

5.2

Taxes.- (a) Payments Free and Clear and Tax gross-up. Any and all payments made to any Lender or any Agent hereunder or under the Loan Documents or under any other instrument to be delivered hereunder shall be made free and clear of and without deduction for any and all present and future Taxes (including, without limitation, value-added taxes, financial transactions tax (Impuesto a las Transacciones Financieras), and withholding taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or Agent (as the case may be) is organized or is subject to or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender’s Applicable Lending Office is organized or is subject to or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities the “Non-Excluded Taxes”)). If the Borrower shall be required by law to deduct any Non-Excluded Taxes from or in respect of any sum payable hereunder or under any Loan Document or under any other instrument to be delivered hereunder to any Lender or any Agent, (i) the sum payable shall be increased as may be necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section 5.2) such Lender or such Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with the Applicable Law.

(b) Other Taxes. In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the other Loan Documents or under any other instrument to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, any Loan Document or any other instrument to be delivered hereunder (hereinafter referred to as “Other Taxes”).

(c) Indemnified Taxes. The Borrower shall indemnify, without duplication, each Lender and each Agent for and hold it harmless against the full amount of Non-Excluded Taxes or Other Taxes and for the full amount of any Taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 5.2 imposed on or paid by such Lender (or any Affiliate of such Lender) or such Agent (as the case may be) in respect of any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date such Lender or such Agent (as the case may be) makes written demand therefor.

(d) Receipt of Payment. Within thirty (30) days after the date of any payment of Non-Excluded Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 15.1, (i) the original or a certified copy of a receipt evidencing such payment, or (ii) if no such receipt is issued, other written proof of payment that is reasonably satisfactory to each Lender or Agent that would have been affected by such Non-Excluded Tax. In the case of any payment hereunder or under any other Loan Document or under any other instrument to be delivered hereunder by or on behalf of the Borrower, if the Borrower determines that no Non-Excluded Taxes are payable in respect thereof, the Borrower shall, at the request of any Lender or Agent, furnish, or shall cause the pay or to furnish, to each Lender or Agent with respect to which the Borrower determines that such Non-Excluded Taxes are not payable, an opinion of counsel acceptable to each such Lender or Agent (with a copy to the Administrative Agent) stating that such payment is exempt from Non-Excluded Taxes.

(e) Delivery of tax forms. The Lenders shall upon written request (but only if the Lenders are lawfully able to do so) use best efforts to provide the Borrower with two (2) copies of any form, document or other certification, appropriately completed, necessary for the Lender to be exempt from, or entitled to a reduced rate of Non-Excluded Tax or any other Taxes on payments pursuant to, this Agreement or the Promissory Notes. To the extent that any such form, document or certification expires or becomes obsolete, the Lender shall upon written request provide an updated or successor form, document or certification to the Borrower.

(f) Survival. Without prejudice to the survival of any other obligations of the Borrower expressly established hereunder, the obligations of the Borrower contained in this Section 5.2 shall survive the payment in full of the Secured Obligations, provided in any case that Section 5.2 shall only apply in relation to any such Secured Obligations.

5.3	Illegality.- Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Applicable Lending Office to perform its obligations hereunder to make its advance or to maintain its Pro Rata Share of the Loan hereunder, (a) the obligation of any Lender to make its advance or maintain its Pro Rata Share of the Loan shall be suspended until each affected Lender shall have informed the Administrative Agent (which in turn shall notify the Borrower and the other Lenders) that the circumstances causing such suspension no longer exist, and (b) if any Lender shall so request in such notice, the Borrower shall immediately prepay in full such Lender’s Pro Rata Share of the Loan, together with accrued interest thereon. If it is lawful for each Lender to maintain its Loan until the next Payment Date, such prepayment shall be due on such Payment Date.

5.4	Deposits Unavailable, Etc. If any Lender shall have determined that for any Interest Period:

(a) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to it in its relevant market;

(b) by reason of circumstances affecting its relevant market, adequate means do not exist for ascertaining the Libor interest rate applicable hereunder; or

(c) the Libor rate will not adequately and fairly reflect the cost to the Lender of maintaining the Loan for an applicable Interest Period,

then (upon notification by that Lender to the Administrative Agent, who in turn shall promptly notify the Borrower and the other Lenders, as soon as practicable and in any event before the corresponding Payment Date) Libor will be deemed to be converted into the percentage rate per annum that expresses the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select (provided that in those cases in which Libor can be adequately ascertained, such rate is not less than Libor), until that Lender shall notify the Administrative Agent that the circumstances causing such change of interest rate no longer exist. In the event that the Administrative Agent receives two or more notices of Lenders with distinct interest rates, it shall apply the highest of such rates to the Loan.

SECTION 6: CONDITIONS PRECEDENT

6.1.	Initial Conditions precedent: The signing of this Agreement implies that the following conditions precedent have been satisfied or waived to the satisfaction of the Administrative Agent and the Lenders:

6.1.1	Loan Documents and Powers of Attorney.- The Administrative Agent has received, in form and substance satisfactory to it (i) all the Loan Documents (excluding the Promissory Notes) executed and delivered by a duly authorized officer of the Borrower, including public deeds arising therefrom, (ii) certified copies of the Board resolutions authorizing the execution of the Loan Documents; and (iii) certified copies of the duly registered powers of attorney of the officers authorized to execute the Loan Documents and request the Advance.

6.1.2	Legal Opinions.- The Administrative Agent has received, to its satisfaction, legal opinions from counsel to the Borrower and the Lenders, as to the validity and enforceability of the Loan Documents and the capacity and authority of the Borrower.

6.1.3	Governing documents and Financial Statements.- The Administrative Agent has received (i) the Original Financial Statements and (ii) copies of the articles of incorporation and by-laws of the Borrower, certified as of the Signing Date as complete and correct copies thereof by a competent officer of the Borrower.

6.1.4	Payment of fees.- The Administrative Agent has received evidence in form and substance satisfactory to the Administrative Agent of the payment of all (i) fees due and payable to the Lenders and the Agents, (ii) expenses due and payable and for which invoices have been presented (including all fees and expenses of legal counsel), and (iii) Taxes due and payable by the Borrower (if any), under the Loan Documents on or before the Signing Date.

6.1.5	Approvals.- All governmental, corporate and third party authorizations and approvals necessary and material in connection with the entering and performance of the transactions contemplated by the Loan Documents and the continuing operations of the Borrower have been obtained and are in full force and effect.

The signing of this Agreement implies that the Administrative Agent has received, in form and substance satisfactory to it copy of the Offshore Security Discharge Certificate duly executed by the Borrower, the Existing Facility Agent and by The Bank of Nova Scotia Trust Company of New York, as Offshore Security Trustee.

6.1.6	No Material Adverse Effect.- There has been no Material Adverse Effect since December 31, 2009.

6.1.7	No Material Adverse Market Event.- No Material Adverse Market Event has occurred or is continuing.

6.1.8	Debt Subordination.- Except for any debt included in Exhibit XIII of this agreement, any and all loans or debts to Affiliates of the Borrower outstanding as of the Signing Date have been subordinated in right of payment to the Secured Obligations, in accordance with the Subordination Agreement included in Exhibit V.

For avoidance of doubt, this condition precedent shall not be construed as a limitation to the Borrower’s rights under Section 8.2.4 (Distributions), and Section 2.2 (ii).

6.1.9	Officer’s Certificate.- The Administrative Agent shall have received an officer’s certificate of the Borrower, dated the Signing Date, substantially in the form of Exhibit III.

6.2.	Conditions precedent to the Advance: The following are conditions precedent to each Advance:

6.2.1

Security Agreements and Powers of Attorney.- The (i) Offshore Collateral Agent shall have received evidence in form and substance satisfactory to the Offshore Collateral Agent, that all notices and acknowledgements necessary to give effect to and for the execution, delivery, performance and enforceability of the Offshore Security and Accounts Management Deed

have been effected and that any applicable stamp, registration or similar tax (if any) has been paid, (ii) the Onshore Collateral Agent shall have received evidence in form and substance satisfactory to the Onshore Collateral Agent, that all filings before the Registro Mobiliario de Contratos of the Public Registry of Lima (and any notices and acknowledgements) necessary to give effect to and for the execution, delivery, performance and enforceability of the Onshore Pledge Agreement and Onshore Assignment and Accounts Management Agreement, have been effected and that any applicable stamp, registration or similar tax payable at the time of filing (if any) has been paid, (iii) Administrative Agent shall have received a certificate, in form and substance satisfactory to the Administrative Agent, issued by a competent officer of the Borrower stating that the resolutions and powers of attorney granted in connection with the Loan have not been amended, modified, revoked or rescinded and are in full force and effect at the Disbursement Date; and (iv) each Lender shall have received at its satisfaction a Promissory Note.

6.2.2	Payment of fees.- Evidence in form and substance satisfactory to the Administrative Agent of the payment of all (i) fees due and payable to the Lenders and the Agents, (ii) expenses due and payable and for which invoices have been presented (including the reasonable fees and expenses of legal counsel), and (iii) Taxes due and payable by the Borrower (if any), under the Loan Documents on or before the Disbursement Date.

6.2.3	No Event of Default.- No Event of Default has occurred and is continuing or might reasonably be expected to result from the making of the Advance.

6.2.4	Representations and Warranties.- Each of the representations and warranties made by the Borrower at the time of signing the Loan Documents remains true and correct.

6.2.5	Disbursement Notice.- In accordance with Section 2.3 of this Agreement, the Borrower shall have delivered to the Administrative Agent (in form and substance satisfactory to it), at least three (3) Business Days before of the proposed Disbursement Date, a Disbursement Notice (in the form of Exhibit VII) requesting irrevocably the Advance.

6.2.6	Closing Certificate.- The Administrative Agent shall have received a closing certificate of the Borrower, dated the Disbursement Date, substantially in the form of Exhibit IV.

SECTION 7: BORROWER’S REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loan, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

7.1	Organization and Qualification.- It (a) is a public corporation (sociedad anónima abierta) duly organized and validly existing under the Applicable Laws, (b) has the power to own its assets and carry on its business as it is being conducted or is contemplated to be conducted, and (c) is in compliance in all material respects will all Applicable Laws.

7.2

Powers and Authorizations; Enforceable Obligations.- (a) It has the power to enter into and perform, and has taken all necessary action to authorize its entry into, and performance of, the Loan Documents and the transactions contemplated therein; (b) no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents, and any registration in the Peruvian public registries required under the Security Agreements; (c) the Agreement, the

Promissory Note and each of the other Loan Documents has been duly executed and delivered on behalf of the Borrower; and (d) the Agreement, any Promissory Note and each of the other Loan Documents as well as the obligations arising therefrom, constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms, except as provided in the Applicable Laws regarding bankruptcy, insolvency, restructuring, moratorium or other similar laws of general application in Peru.

7.3	Non-existence of Conflicts.- The execution and performance of the Loan Documents by the Borrower is not and will not conflict with or create a situation of default with regard to (i) the terms, conditions or provisions of the corporate bylaws and other incorporation documents of the Borrower, (ii) any Applicable Laws to which the Borrower is subject to, or (iii) any material agreement, covenant or contract to which the Borrower is a party or may be binding upon it or any of its assets.

7.4	Validity and admissibility into evidence.- All authorizations required by the Borrower: (a) to enable it lawfully to enter into, exercise its rights and comply with its obligations under the Loan Documents and to ensure that the obligations expressed to be assumed by it thereunder are legal, valid, binding and enforceable; and (b) to make the Loan Documents admissible in evidence in the Republic of Peru, have been obtained or effected and are in full force and effect.

7.5	No filing or stamp taxes.- Except to the extent set out in any legal opinion provided pursuant to the Loan Documents in relation to it, under the law of its jurisdiction of incorporation it is not necessary that the Loan Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents.

7.6	Event of Default.- No Event of Default has occurred and is continuing or might reasonably be expected to result from the making of the Advance.

7.7	Contractual and Legal Situation.- Is not, nor it is likely to be as a result of entering into and performing its obligations under the Loan Documents, in breach of or in default under or with respect to any Applicable Law, contract, covenant or agreement whatsoever to which it is party or that may be applicable to it or its assets, that could reasonably be expected to have a Material Adverse Effect.

7.8	No misleading information.- To the best of the Borrower’s knowledge and belief (a) all written information supplied by it to the Mandated Lead Arrangers and the Agents in connection with the Loan Documents was true and accurate in all material respects as at the date it was given and was not misleading in any material respect at such date; and (b) there is no fact known to the Borrower that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed in the Loan Documents or in any other documents, certificates or information furnished to the Administrative Agent for use in connection with the transactions contemplated in the Loan Documents.

7.9	Financial Statements.- The Original Financial Statements (i) have been prepared in accordance with Peruvian GAAP; and (ii) fairly represent the Borrower’s financial condition and operations during the relevant Financial Year.

7.10	Judicial, Arbitration and/or Administrative Proceedings.- No litigation, investigation, arbitration or administrative proceeding of or before any court, arbitral body or government agency is pending or, to the best of the knowledge and belief of the Borrower, is threatened against the Borrower that, if adversely determined could reasonably be expected to have a Material Adverse Effect.

7.11	No winding up.- It has not taken any corporate action, nor have any other steps been taken or legal proceedings started or (to the Borrower’s best knowledge and belief, after due enquiry) threatened against it, for its winding-up, dissolution, administration or re-organization, or for the enforcement or any Encumbrance over all or any of its revenues or assets or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of all or any of its assets.

7.12	Ownership of property.- It has good and valid title to, or valid rights to lease or otherwise use, all real and personal property and has all consents and/or authorizations that are necessary to carry on its business as conducted to the extent that failure to comply with this representation could reasonably be expected to have a Material Adverse Effect.

No Encumbrances exist over all or any of its assets, except for Permitted Encumbrances.

7.13	Insurance.- It maintains insurance on and in relation to its business, properties and assets against those risks and to the extent as is usual for companies in the jurisdiction which it conducts its business carrying on the same or substantially similar business in such jurisdiction.

7.14	Environmental compliance.- To the best of its belief and knowledge, it has adopted and complies with an environmental policy which requires monitoring of and compliance with all applicable Environmental Laws and environmental permits applicable to it from time to time unless non compliance with such policy could not reasonably be expected to cause a Material Adverse Effect.

7.15	No environmental claim.- No environmental claim (not of a frivolous or vexatious nature) has been commenced or (to the best of its knowledge and belief) is threatened against it where that claim would reasonably be, if determined against it, expected to have a Material Adverse Effect.

7.16	Taxes.- (a) It has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties, except to the extent that (i) payment is being contested in good faith by appropriate proceedings, (ii) adequate reserves in conformity with Peruvian GAAP are being maintained for those Taxes, and (iii) payment can be lawfully withheld; and (b) it is not materially overdue in the filing of any Tax returns.

7.17	Labor matters.- To the best of its knowledge and belief, the Borrower complies in all material aspects with the labor rules and regulations applicable to it.

7.18	Material Adverse Effect.- There has been no change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower since December 31, 2009 which could reasonably be expected to have a Material Adverse Effect.

7.19	Immunity.- Does not under the Applicable Laws of its place of incorporation have any immunity in respect of the jurisdiction of any court, arbitrator or tribunal whatsoever or in respect of any legal proceeding or complaint.

7.20	Bankruptcy Proceedings.- It has not filed voluntarily any bankruptcy proceedings under the Applicable Laws, and, to the best of its knowledge, no third party has initiated any such bankruptcy proceedings against the Borrower, and is not involved in any dealings to achieve a general refinancing of its obligations.

7.21	Lack of “establishments” in the United Kingdom.- The Borrower has not registered one or more “establishments” (as that term is defined in Part 1 of the Overseas Companies Regulations 2009) with the Registrar of Companies or, if the Borrower has so registered any such “establishments”, it has provided to the Administrative Agent sufficient details to enable an accurate search against the Borrower to be undertaken by the Lenders at the Companies Registry.

Each of the representations and warranties made by the Borrower in this Section are accurate and true on the Signing Date (other than paragraph (a) of Section 7.8 (No misleading information) which is deemed to be made on the date the information is provided by the Borrower).

In addition, the representations and warranties made in Section 7 shall (a) deemed to be made by the Borrower (by reference to the facts and circumstances then existing) on the Disbursement Date; and (b) deemed to be repeated by the Borrower on the first day of each Interest Period, mutatis mutandis, as if made on that date, except that (i) the references to the Original Financial Statements shall, for the purposes of such representations and warranties, be construed as references to the most recent audited consolidated financial statements of the Borrower delivered to the Administrative Agent, and (ii) where any representation and warranty relates to a specified date in which case that representation or warranty shall be made as by reference to the facts and circumstances then existing.

SECTION 8: COVENANTS OF THE BORROWER

The Borrower hereby undertakes to comply with the following affirmative and negative covenants:

8.1	Affirmative Covenants.-

8.1.1	Continuance of business and maintenance of existence.- Shall do all such things as are necessary to maintain its existence as a legal person and shall maintain its books and records in good order and make all necessary corporate filings with the Governmental Authorities of its place of incorporation (if required).

8.1.2	Authorizations.- Shall promptly (a) obtain, comply with and do all that is necessary to maintain in full force and effect, and (b) upon written request of the Administrative Agent supply certified copies to the Administrative Agent of; any and all necessary authorizations and licenses required or desirable under the Applicable Laws to enable it to perform its obligations under the Loan Documents and to ensure the legality, validity, enforceability or admissibility in evidence of any Loan Document.

8.1.3	Compliance with laws.- Comply in all material respects with the Applicable Laws applicable to it and its businesses.

8.1.4	Environmental compliance.- The Borrower shall substantially comply in all material respects with all Environmental Laws and obtain and maintain any material environmental permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same.

8.1.5	Environmental claims.- The Borrower shall inform the Administrative Agent, in writing as soon as reasonably practical upon becoming aware: (a) of any material environmental claim (not of a frivolous or vexatious nature) that has been commenced or (to the best of its knowledge and belief) that is threatened against it; or (b) of any facts or circumstances which will or are reasonably likely to result in any environmental claim (not of a frivolous or vexatious nature) being commenced or threatened against it.

8.1.6	Payment of Taxes.- Shall duly and punctually pay and discharge all Taxes imposed upon it or its assets within the term allowed without incurring penalties save to the extent that (a) payment is being contested in good faith by appropriate proceedings, (b) adequate reserves in conformity with Peruvian GAAP are being maintained for those Taxes; and (c) where such payment can be lawfully withheld.

8.1.7	Use of funds.- Use the funds provided by this Loan solely for the purposes set forth in Section 2.2 above.

8.1.8	Maintenance of assets.- Ensure that it has good and valid title to or validly leases or licenses all of the assets necessary and has all material consents, licenses, permits concessions and/or authorizations necessary to carry on its business as conducted as at the Signing Date.

8.1.9	Pari passu status of the Loan.- Ensure that at all times the claims of the Lenders against it under the Loan Documents rank at least pari passu with respect to the claims of all its other senior secured creditors, save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application in Peru.

8.1.10	Insurance.- Shall maintain insurances on and in relation to its business, properties and assets with reputable insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

8.1.11	Delivery and requirements of the Financial Statements.-

(a)	Deliver to the Administrative Agent a copy of:

(i)	its audited annual consolidated financial statements as soon as they become available but in any event within one hundred and twenty (120) calendar days following the end of the Financial Year, and

(ii)	its unaudited consolidated quarterly financial statements as soon as they become available but in any event within sixty (60) calendar days following the end of the respective quarter.

(b)	All such financial statements shall (i) be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with (x) Peruvian GAAP, (y) the requirements under the Applicable Laws and (z) accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, and (ii) be certified by a director of the Borrower as fairly representing its financial condition as at the date at which those financial statements were prepared.

(c)

Paragraph (b) above shall not apply to the extent that, in relation to any sets of financial statements, the Borrower notifies the Administrative Agent that there has been a change in Peruvian GAAP or the accounting practices or reference periods and its auditors (in the case of its annual audited financial statements) or the Borrower (in the case of any of its other financial statements) delivers to the Administrative Agent:

1.	A description of any change necessary for those financial statements to reflect Peruvian GAAP, accounting practices and reference periods upon which the Original Financial Statements were drawn up; and

2.	Sufficient information, in form and substance as may be reasonably required by the Administrative Agent, to enable the Administrative Agent to determine whether Section 8.3 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

(d)	If the Borrower or its auditors notify the Administrative Agent of a change in accordance with paragraph (c) above, then the Borrower and the Administrative Agent shall enter into negotiations in good faith with a view to agreeing:

1.	Whether or not the change might result in material alteration in the commercial effect of any of the terms of the Loan Documents; and

2.	If so, any amendments to the Loan Documents which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms, and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

8.1.12	Certificates and Other Information.-

(a)	Compliance Certificate: Furnish to the Administrative Agent with each set of consolidated financial statements delivered pursuant to Section 8.1.11 above, a compliance certificate, substantially in the form of Exhibit VI, setting out, in reasonable detail, computations for compliance with the financial covenants set forth in Section 8.3 as at the date at which those financial statements were drawn up.

Each compliance certificate shall be signed by two (2) directors or executive officers of the Borrower and, if required to be delivered with the audited financial statements delivered pursuant to paragraph (a) (i) of Section 8.1.11, by the Borrower’s auditors.

(b)	Life-of-Mine Plan: Supply to the Administrative Agent annually a life-of-mine plan, within ninety (90) days after the Borrower’s management has approved it.

(c)	Other information: Promptly furnish to the Administrative Agent, if the Administrative Agent so requests it, acting reasonably:

(i)	All documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched.

(ii)	Such further information (including an extract of its general ledger) regarding the financial condition, business and operations of the Borrower as any Lender (through the Administrative Agent) may reasonably request.

8.1.13	Notices: Immediately give notice to the Administrative Agent and each Lender of:

(i)	The occurrence of an Event of Default.

The Borrower shall notify the Administrative Agent of any Event of Default upon becoming aware of its occurrence.

Promptly upon a request by the Administrative Agent, the Borrower shall supply to the Administrative Agent, a certificate signed by two (2) of its directors or executive officers certifying that the corresponding Event of Default is not continuing or if it is continuing specifying the ongoing event or circumstance and the steps, if any, being taken to remedy it.

(ii)	The details of any investigation, litigation, arbitration, or administrative proceedings pending or to the best of the Borrowers knowledge threatened against the Borrower which, individually or in the aggregate, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(iii)	Any material Environmental Claim (not of a frivolous or vexatious nature) that has been commenced or (to the best of its knowledge and belief) that is threatened against it; or of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim (not of a frivolous or vexatious nature) being commenced or threatened against it.

(iv)	A breach of any of the financial covenants set out in Section 8.3.

(v)	Registration by the Borrower of an “establishment” in the United Kingdom within the meaning of the United Kingdom’s Overseas Companies Regulations 2009.

8.1.14	Access to property and records.- Upon the reasonable request of the Administrative Agent, the Borrower shall provide to the Administrative Agent or any of its representatives and professional advisors such access to the Borrower’s records (including its general ledger), books and assets as that person may require at reasonable times and upon reasonable notice.

8.1.15	Cancellation of Existing Facility.- Take any and every action reasonably necessary or desirable so that (i) the security established under Peruvian law to secure the obligations under the Existing Facility are cancelled within forty-five (45) Business Days after the Disbursement Date; and (ii) any other security established in connection with the Existing Facility is cancelled within ten (10) Business Days after the Disbursement Date.

8.1.16	Registry of the Peruvian Security.- Take any and every action reasonably necessary or desirable so that Onshore Account Pledge Agreement and Onshore Assignment and Accounts Management Agreement is duly registered before the competent Peruvian public registries within thirty (30) Business Days after the Signing Date.

8.1.17	Registry of the United Kingdom Security.- Immediately upon registering an “establishment” in the United Kingdom within the meaning of the United Kingdom’s Overseas Companies Regulations 2009, take any and every action reasonably necessary or desirable so that the Offshore Security and Accounts Management Deed is duly registered before the competent public registries.

The Borrower further obliges to take any and every action reasonably necessary or desirable (including executing any and all documentation that may be reasonably required) in order for the Lenders to register before the Peruvian Public Registry the Offshore Security and Accounts Management Deed (provided however that the Borrower assumes no obligation as to whether such Offshore Security and Accounts Management Deed can be actually registered).

8.1.18	Payment instructions.- The Sale Agreements shall include irrevocable payment instructions to the purchasers under the Sale Agreements to make all payments thereunder to the onshore and/or offshore accounts detailed in the Security Agreements. The Borrower shall promptly deliver to the Administrative Agent copy of any and all notices required to be delivered in accordance with the Security Agreements.

8.1.19	Payment of the Loan.- Pay the Agents and Lenders any and all amounts due in accordance with the Loan Documents.

8.1.20	Comply with all obligations arising from the Loan Documents.- Comply with any and all of the obligations set forth in the Loan Documents (in accordance with the terms and conditions established in such Loan Documents).

8.2	Negative Covenants.-

8.2.1.	Financial Indebtedness.- Shall not incur, create or permit to subsist or have outstanding any Financial Indebtedness or enter into any agreement or arrangement whereby it is entitled to incur, create or permit to subsist any Financial Indebtedness, other than Permitted Financial Indebtedness.

8.2.2	Loans and Investments and Guarantees.- Shall not (i) make loans to (or provide any other form of credit to); (ii) make any type of investment on, or (iii) provide any guarantee in favor of, any third party other than: (a) loans, credits, investments or guarantees which do not exceed individually or in the aggregate US$2,000,000.00 (two million and 00/100 Dollars) during the term of this Agreement; or (b) by way of trade credit in the ordinary course of business; provided that no Event of Default has occurred or is continuing.

8.2.3	Acquisitions.- Shall not, without the prior consent of the Administrative Agent enter into any transaction, acquire any company, business, assets or undertaking where such a transaction or acquisition (i) is not related to the Borrower’s core line of business, (ii) is made within a jurisdiction not reasonably acceptable to the Administrative Agent or (iii) could reasonably be expected to have a Material Adverse Effect.

8.2.4

Distributions.- Shall not declare or pay any dividend or any other form of distribution of profits, including any payment or distribution in respect of any shares of the Borrower (or the repurchase, redemption, or retirement thereof; including for avoidance of doubt any capital reduction) or of any warrant, option or other right to acquire such shares or in respect of any Affiliate or shareholders debt (including any subordinated debt), either directly or indirectly (each, a “Restricted Payment”) if: (a) an Event of Default has occurred and is continuing; or (b) an Event of Default would occur as a result of such Restricted Payment.

8.2.5	Disposals and Mergers.- Shall not

(a)	Sell, lease, transfer or otherwise dispose of any of its assets, other than Permitted Disposals.

(b)	Enter into any amalgamation, or merger (each a “Merger”) without the prior consent of the Administrative Agent other than Mergers (i) that only involve companies in the mining sector with assets located in Peru or another jurisdiction reasonably acceptable to the Administrative Agent, (ii) where the surviving company is the Borrower, (iii) where the material subsidiaries (if any) of the companies (other than the Borrower) involved in the Merger become a party to the Loan Documents and assign all rights, title and interest in all of its Sale Agreements pursuant to the terms indicated in Section 11, (iv) where, before the Borrower enters into such Merger, the pro-forma financial statements are in compliance with the Financial Obligations and all other material obligations (including without limitation, any of the Borrower’s obligations set forth in Section 8 hereof) under the Loan Documents, (v) that immediately after giving effect to such Merger (and treating any Financial Indebtedness which becomes an obligation of the Borrower as a result of such transaction as having been incurred by the Borrower at the time of such Merger) will not reasonably be expected to cause an Event of Default, (vi) where immediately after giving effect to such Merger, the Consolidated Net Worth of the Borrower is not less than that of the Borrower immediately prior to the Merger, and (vii) where the Borrower shall have delivered to the Administrative Agent a certificate issued by the Chief Financial Officer of the Borrower and an opinion of counsel to the Borrower, satisfactory to the Administrative Agent, each stating that such Merger comply with the Loan Documents.

(c)	Enter into any demerger without the prior consent of the Administrative Agent.

(d)	Enter into any transformation or corporate reorganization without the prior consent of the Administrative Agent, other than any corporate reorganization or transformation (not implying insolvency), which is not reasonably expected to have a Material Adverse Effect.

8.2.6	Assignment of the Facility.- Shall not, without the prior consent of all Lenders assign or transfer the Loan nor its rights and obligations under any of the Loan Documents.

8.2.7	Line of business.- Shall procure that no substantial change is made to the general nature of its business from that carried on at the Signing Date.

8.2.8	Issuance of Bonds.- Shall not issue Bonds in excess of US$300,000,000 (three hundred million and 00/100 Dollars).

8.2.9	Transaction with Affiliates.- Shall not enter into transactions with any of its Affiliates on terms that are less favorable to the Borrower than if such transaction had been entered into on an arm’s length basis with a non affiliated party.

8.2.10	Negative pledge.- Shall not create or permit to exist any Encumbrance over any of its assets, except for Permitted Encumbrances.

8.2.11	Intercompany debt.- Shall not have at any time outstanding debt with Affiliates, shareholders, directors or managers that is not subordinated in right of payment to the Secured Obligations, for an amount, individually or in the aggregate, exceeding US$10,000,000 (ten million and 00/100 Dollars). Only for the period ending thirty (30) days after the Disbursement Date, the debt included in Exhibit XIII of this Agreement shall not be counted towards the threshold amount set forth in this Section 8.2.11.

8.3	Financial Covenants.-

8.3.1.	The Borrower is obliged to maintain the following financial ratios:

(i)	The ratio of Consolidated EBITDA to the sum of (i) Consolidated Net Finance Charges plus (ii) scheduled principal payments of all Indebtedness for Borrowed Money (excluding the payments referred to in Section 2.2) in respect of any Measurement Period shall be or shall exceed 1.8:1.

(ii)	The ratio of Consolidated Net Borrowings to Consolidated EBITDA in respect of any Measurement Period shall not exceed 3:1.

(iii)	The Consolidated Tangible Net Worth shall be or shall exceed US$300,000,000 (three hundred million and 00/100 Dollars).

8.3.2	These ratios will be calculated on a quarterly basis as of March 31, June 30, September 30 and December 31 of each year and on the basis of the Borrower’s consolidated financial statements and the applicable Measurement Period.

SECTION 9: EVENTS OF DEFAULT

The occurrence of one or more of the following events or circumstances constitutes an Event of Default under this Agreement:

9.1	Non-compliance with a Payment obligation.- The Borrower does not pay on the due date any Secured Obligation at the place and in the currency in which it is expressly payable, unless (i) a failure to do so is due solely to technical or administrative delays in the transmission of funds outside the control of the Borrower, and (ii) the amount due is paid within three (3) Business Days of its due date.

9.2	False representation or warranty.- If any representation or statement made or deemed to be made by the Borrower in the Loan Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Loan Document is or proves to have been incorrect or misleading in any material and adverse respect when made or deemed to be made.

No Event of Default will occur under this Section 9.2 if the Taxes in respect of which the representation given in Section 7.16 was made does not individually or in the aggregate exceed an amount of US$5,000,000 (five million and 00/100 Dollars) as of any given date.

9.3	Insolvency.- The Borrower (i) shall generally be unable to or admits its inability to pay its debts as they become due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its classes of creditors with a view to rescheduling any of its Financial Indebtedness or takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 9.4 below; (ii) the value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities), or (iii) a moratorium is declared in respect of any Financial Indebtedness of the Borrower.

9.4	Bankruptcy proceedings.- Any corporate action, legal proceedings or other similar procedure or step is taken in relation to:

(i)	the bankruptcy, insolvency or equity restructuring proceedings of the Borrower;

(ii)	the suspension of payments, a moratorium of any Financial Indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(iii)	a composition, compromise, assignment or arrangement with any creditor or class of creditors of the Borrower;

(iv)	the appointment of a liquidator, receiver, administrator, administrative receiver, judicial manager, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or

(v)	enforcement of any Encumbrance over any assets of the Borrower;

(vi)	or any analogous procedure or step is taken in any jurisdiction;

and any such procedure or proceedings are not contested in good faith nor discharged within thirty (30) days (or such shorter period provided for contesting such procedure or proceedings under the laws of the relevant jurisdiction) since the Borrower was served.

9.5	Cross default.- (a) Any Financial Indebtedness of the Borrower is not paid when due, nor where there is an applicable grace period, within the originally applicable grace period; (b) any Financial Indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); (c) any commitment for any Financial Indebtedness of the Borrower is cancelled or suspended by a creditor of the Borrower as a result of an event of default (however described); (d) any creditor of the Borrower becomes entitled to declare any Financial Indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described). For the avoidance of doubt, to the extent that such event of default results in any other creditor of the Borrower declaring an event of default in respect of their indebtedness, such declaration shall result in an event of default under paragraph (d) of this Section 9.5.

No Event of Default will occur under this Section 9.5 (Cross default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness, falling within paragraphs (a) to (d) of this Section 9.5 (Cross default) is less than US$5,000,000 (five million and 00/100 Dollars).

9.6	Financial Obligations.- If the Borrower fails to comply with the obligations referred to in Section 8.3 hereof.

9.7	Expropriation or nationalization.- If on a date following the Signing Date by or under the authority of any government: (i) the management of the Borrower is wholly or partially displaced or the authority of the Borrower in the conduct of its business is wholly or partially taken over; or (ii) all or a majority of the issued shares of the Borrower is seized, nationalized, expropriated or compulsorily acquired, or (iii) properties, revenues or assets of the Borrower, individually or in aggregate at any time comprising not less than 5% (five percent) of the Consolidated EBITDA and/or not less than 5% (five percent) of the gross assets of the Group, are seized, nationalized, expropriated or compulsorily acquired.

9.8	Failure to comply with a court ruling, arbitration award or administrative resolution.- The Borrower fails within five (5) Business Days of the due date to comply with or pay any sum due under any final judgment, order or arbitral award entered against the Borrower involving individually or in the aggregate a liability of US$5,000,000 (five million and 00/100 Dollars) or more.

9.9	Material Adverse Effect.- Any change occurs in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower since the date of the Original Financial Statements that could reasonably be expected to have a Material Adverse Effect.

9.10	Validity and effect of Loan Documents.- (i) If the Borrower directly or indirectly repudiates any Loan Document, or any Loan Document is declared to be or is otherwise unenforceable against the Borrower by a court of competent jurisdiction; (ii) it is or becomes unlawful for the Borrower to perform any of its obligations under the Loan Documents or any obligation therein ceases to be legal, valid, binding or enforceable; or (iii) any of the Security Agreements shall cease, for any reason, to be in full force and effect, or any lien created by the Security Agreements shall cease to be enforceable and of the same effect and priority purported to be created thereby.

9.11	Cessation of business.- The Borrower ceases to carry on the business which it undertakes at the Signing Date.

9.12	Material litigation.- Any litigation, arbitration, administrative proceeding or governmental or regulatory investigations or proceedings against the Borrower or its assets or revenues that, if not cured or adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect.

9.13	Creation of Encumbrances.- The Borrower incurs, creates, assumes or permits to exist any Encumbrance upon any of its assets, whether now owned or hereafter acquired, except for Permitted Encumbrances and such Encumbrance is not cancelled within ten (10) calendar days of being created.

9.14	Failure to comply with other obligations.- If the Borrower fails to comply with any of the obligations referred to in Section 8 above or any other obligation hereunder or under any of the Loan Documents, which does not constitute in itself an Event of Default under Sections 9.1 to 9.13 above, such failure shall constitute an Event of Default if not cured, to the satisfaction of the Administrative Agent, within ten (10) calendar days after such failure to comply occurred.

No Event of Default will occur under this Section 9.14 if the Taxes in respect of which the undertaking in Section 8.1.6 is given do not individually or in the aggregate exceed an amount of US$5,000,000 (five million and 00/100 Dollars) as of any given date.

SECTION 10: CONSEQUENCES OF AN EVENT OF DEFAULT

10.1	If any of the Events of Default described in Section 9 above occurs, the Majority Lenders, acting through the Administrative Agent, may as a matter of law:

(i)	declare the termination of this Agreement, pursuant to the provisions set forth in article 1430 of the Peruvian Civil Code, through a notice in writing served to the Borrower via notary, and/or

(ii)	accelerate any terms under this Loan and issue a statement of amounts owed (in accordance with article 132 of the General Law), without the need of any other communication or formality whatsoever, considering all terms expired and requiring the immediate payment of amounts due, in which case each Lender will be entitled to enforce and/or judicially require the payment of all amounts due hereunder, including the enforcement of each Promissory Note and the Security.

Any delay by the Administrative Agent in exercising this right, pursuant to the instructions of the Majority Lenders, will in no way be deemed a presumed waiver thereof.

10.2	If the Majority Lenders exercise any of the rights detailed in Section 10.1 above and as long as the Secured Parties do not collect the full amounts owed to them by the Borrower, compensatory interest and default interest shall apply to said debt at the rates and in accordance with the provisions established in Section 3.

The termination of this Agreement shall in no way jeopardize the Security furnished in favor of the Onshore Collateral Agent and the Offshore Collateral Agent, for the benefit of the Secured Parties, which shall remain in full force and effect until all Secured Obligations have been paid in full.

10.3	The Administrative Agent shall apply amounts received by it pursuant to any enforcement action of the Security, including without limitation amounts received by the Onshore Collateral Agent or the Offshore Collateral Agent, for the benefit of the Secured Parties, under the Security Documents and forwarded to the Administrative Agent, in the following order of priority:

(i)	first, to the payment or reimbursement of amounts owed to each of the Agents in such capacity under the Loan Documents,

(ii)	second, to the payment or reimbursement of amounts owed to the Lenders under the Loan Documents other than principal and interest on the Loan,

(iii)	third, to the payment of accrued and unpaid interest on the Loan,

(iv)	fourth, to the pro-rata payment of (A) any outstanding principal amount of the Loan, and (B) any amount owed pursuant to the Hedge Agreements, and

(v)	fifth, the remainder, if any, to the Borrower or its successor

SECTION 11: SECURITY AND ADDITIONAL SECURED DEBT

11.1	This Loan is granted with the following Security:

(i)	Offshore Security and Accounts Management Deed, substantially in the form of Exhibit IX (the “Offshore Security and Accounts Management Deed”).

(ii)	Onshore Assignment and Accounts Management Agreement, substantially in the form of Exhibit X (the “Onshore Assignment and Accounts Management Agreement”).

(iii)	Account Pledge Agreement with respect to the collection accounts opened in Peru, substantially in the form of Exhibit XI (the “Onshore Account Pledge Agreement”).

11.2	The Security shall secure, pari passu, the Secured Obligations and, if required by the Borrower and subject to any amendment of the Loan Documents required to reflect the purpose of this Section 11.2, in form and substance satisfactory to all Lenders, the Bonds, as long as (i) no Event of Default is occurring or will occur as a consequence of issuing such Bonds; (ii) the aggregate amount of such Bonds, together with the outstanding amount of the Loan after the corresponding mandatory prepayment has occurred as set forth in Section 4.3 hereof, does not exceed US$200,000,000 (two hundred million Dollars); and (iii) the tenor of such Bonds is equal or greater than the remaining tenor of the Loan.

SECTION 12: THE AGENTS

12.1	Appointment and authority of the Agents.- Each Lender (with the acknowledgment of the Borrower by its execution hereof), hereby irrevocably appoints each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto and authorizes the Onshore Collateral Agent and the Offshore Collateral Agent to act on the instruction of the Administrative Agent and/or the Majority Lenders, in accordance with the applicable Loan Documents.

As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Secured Obligations of the Parties under the Loan Documents), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Lenders (in accordance with the applicable Loan Documents), and such instructions shall be binding upon all Lenders and all holders of Promissory Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to any Loan Document or applicable law. Each Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

12.2

Supplemental Collateral Agent.- Any Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any encumbrance on the Security (or any portion thereof) granted under the Security Agreements or of exercising any rights and remedies thereunder at the direction of the Onshore Collateral Agent or Offshore Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to the advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Onshore Collateral Agent or Offshore Collateral Agent may also from time to time, when it deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents, attorneys-in-fact, or a “Representante” as referred to in Law on Secured Transactions (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Security; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Security unless and except to the extent expressly authorized in writing by the Onshore Collateral Agent or Offshore Collateral Agent, as applicable. Should any instrument in writing from the Borrower or any other Party be required by any Supplemental Collateral Agent so appointed by the Onshore Collateral Agent or Offshore Collateral Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Onshore Collateral Agent and/or the Offshore Collateral Agent. If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Onshore Collateral Agent or the Offshore Collateral Agent until the appointment of a new Supplemental Collateral Agent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 12.2 in the absence of such Agent’s gross negligence or willful misconduct.

12.3	General duties of the Agents.-

(i)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(ii)	Except where a Loan Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(iii)	If the Agent receives notice from a Party referring to this Agreement, describing an Event of Default and stating that the circumstance described is an Event of Default, it shall promptly notify the other Parties.

(iv)	If the Agent is aware of the non-payment of any Secured Obligation payable to a Secured Party it shall promptly notify the other Secured Parties.

(v)	The Agent’s duties under the Loan Documents are solely mechanical and administrative in nature.

12.4

Agents’ Reliance, etc.- Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the generality of the foregoing, each Agent: (a) may request instructions from the Lenders and/or consult with legal counsel (including counsel for any Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Party or the existence at any time of any default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.

12.5	Lender Credit Decision.- Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the Original Financial Statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Neither any Agent, any Lender nor any of their Affiliates and their respective directors, officers, agents or employees shall be responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Agent, any Lender, a Party or any other Person given in, pursuant to or in connection with any Loan Document. Nothing in this Agreement or any other Loan Document shall require any Agent or any Lender to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender or any of its Affiliates and their respective directors, officers, agents or employees and each Lender confirms on its own behalf and on behalf of its Affiliates and its and their respective directors, officers, agents or employees to each Agent and each Lender that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Agent or any Lender.

12.6	Indemnification.- Each Lender severally agrees to indemnify each Agent (to the extent not reimbursed by the Borrower), ratably according to its Pro-rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its Pro-rata Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 15.2, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 12.6 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

The failure of any Lender to reimburse any Agent promptly upon demand for its Pro-Rata Share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its Pro-rata Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s Pro-Rata Share. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 12.6 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

12.7	Resignation; Successor Agent.- Any Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders; provided, however, that any removal of the Administrative Agent will not be effective if there is no designated Onshore Collateral Agent or Offshore Collateral Agent. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Onshore Collateral Agent or Offshore Collateral Agent, upon the execution and filing or recording of such financing statements, mortgages, agreements, or amendments thereto, or other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Security granted or purported to be granted by the Security Agreements, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within forty-five (45) days after written notice is given of the retiring Agent’s resignation or removal under this Section no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Majority Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

SECTION 13: COLLECTIVE ACTION OF THE LENDERS

13.1	Collective decision.- Each of the Lenders hereby acknowledges that to the extent permitted by Applicable Law, any collateral security and the remedies provided under the Loan Documents to the Lenders are for the benefit of the Secured Parties collectively and acting together and not severally and further acknowledges that its rights hereunder and under any collateral security are to be exercised not severally, but by the Administrative Agent upon the decision of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents).

Accordingly, notwithstanding any of the provisions contained herein or in any collateral security, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder including any declaration of default hereunder or thereunder but that any such action shall be taken only by the Administrative Agent with the prior written agreement of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents).

13.2	Cooperation with Administrative Agent.- Each of the Lenders hereby further covenants and agrees that upon any such written agreement being given, it shall co-operate fully with the

Administrative Agent to the extent requested by the Administrative Agent. Notwithstanding the foregoing, in the absence of instructions from the Lenders and where in the sole opinion of the Administrative Agent, acting reasonably and in good faith, the exigencies of the situation warrant such action, the Administrative Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the interest of the Lenders.

13.3	Decision to enforce Security Agreements.- Upon the Security Agreements becoming enforceable in accordance with their terms, the Administrative Agent shall promptly so notify each of the Lenders. Any Lender may thereafter provide the Administrative Agent with a written request to enforce the Security Agreements. Forthwith after the receipt of such a request, the Administrative Agent shall seek the instruction of the Majority Lenders as to whether the Security Agreements should be enforced and the manner in which the Security Agreements should be enforced. In seeking such instructions, the Administrative Agent shall submit a specific proposal to the Lenders. The Administrative Agent shall promptly notify the Lenders and the Onshore Collateral Agent and the Offshore Collateral Agent, as the case may be, of all instructions and approvals of the Majority Lenders.

13.4	Approval of all Lenders.- Except to the extent otherwise provided herein, where any amendment, waiver, discharge or termination relates to the following matters, the amendment, waiver, discharge or termination requires the approval of all Lenders:

(a)	a decrease in the rate or amount of any principal, interest or fees or any other amount payable by the Borrower or any alteration in the currency or mode of calculation or computation thereof;

(b)	any extension or reduction of the time for any payments required to be made by the Borrower;

(c)	any change in the maturity of the Loans;

(d)	an increase in any Lender’s Commitment, Loans, or in the Amount;

(e)	an extension or reduction of the notice period required in connection with any Advance;

(f)	the definition of Majority Lenders or any change in the number or percentage of Lenders required for the Lenders, or any of them, or the Administrative Agent to take action;

(g)	the nature and scope of the Security Agreements, any amendments thereto, or any release of the Security;

(h)	an assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or any other Loan Document;

(i)	any waiver of any condition precedent; or

(j)	any provision of this Section 13.4, or of Sections 2.6 (Pro Rata Treatment and Payments), 4.7 (Sharing of payments) and 15.7 (Right of Set-off).

Unless expressly indicated otherwise in the Loan Documents, any other amendment, waiver, discharge or termination requires the approval of only the Majority Lenders, which approval, if obtained, shall be binding upon all the Lenders.

13.5	Request for Approval.- If the approval of a Lender is required, the Administrative Agent shall advise the Lender in writing of the issue to be decided and, if the Administrative Agent determines in its sole discretion that it is appropriate to do so, request the Lender’s approval of a course of action proposed by the Administrative Agent. In requesting a Lender’s approval, the Administrative Agent may establish, in its discretion acting reasonably, a deadline by which the Lender shall respond to the Administrative Agent’s request. If the Lender fails to respond by that deadline, that Lender’s failure to respond shall be conclusive evidence of the disapproval by the Lender of the course of action proposed by the Administrative Agent. The Administrative Agent may, in its sole discretion and acting reasonably, extend the deadline set by the Administrative Agent by which the Lender shall respond to the Administrative Agent’s request.

SECTION 14: SUCCESSORS AND ASSIGNS

14.1	Successors and Assigns Generally.- The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with Section 14.2. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the Parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the related parties of each of the Administrative Agent and the Lenders) any legal right, remedy or claim under or by reason of this Agreement.

The Borrower (acting reasonably) shall at any time (other than during the ten (10) Business Day notice period referred to in Section 14.2 (c) below) be entitled to deliver a written notice to the Administrative Agent specifying that it wishes to remove a Permitted Transferee from the Permitted Transferee list. Such written notice shall set out reasonable grounds for the Borrower’s request to remove such Permitted Transferee from the list. If the Administrative Agent is satisfied (acting reasonably) that the Borrower has reasonable grounds for such removal the Administrative Agent shall notify the Borrower in writing accordingly and such Permitted Transferee shall thereupon cease to be a Permitted Transferee; provided that, to the extent that such Permitted Transferee is already a Lender as at the date of such removal, such removal shall not obligate any Lender to acquire or re-acquire such Permitted Transferee’s participation in any Loan.

14.2	Assignments by Lenders.-

14.2.1	Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that:

(a)	each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan assigned;

(b)	any assignment must be approved by the Borrower (such approval not to be unreasonably withheld or delayed and deemed given if expressly withheld within five (5) calendar days), unless (i) the proposed assignee is a Permitted Transferee; (ii) the proposed assignee is a Lender or an Affiliate of a Lender (provided that such Affiliate is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets) or (iii) an Event of Default has occurred and is continuing;

(c)	any Lender proposing to effect any assignment or transfer shall give the Borrower and the Administrative Agent ten (10) Business Days’ prior written notice of any such proposed assignment or transfer; and

(d)	the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance. If the assignee is not already a Lender, it shall deliver to the Administrative Agent an Administrative Questionnaire.

14.2.2	From and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and the other Loan Documents, including any collateral security, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 5 (Yield Protection), Section 15.2 (Costs and Expenses) and 15.3 (Indemnity), and shall continue to be liable for any breach of this Agreement by such Lender, with respect to facts and circumstances occurring prior to the effective date of such assignment. Any payment by an assignee to an assigning Lender in connection with an assignment or transfer shall not be or be deemed to be a repayment by the Borrower or a new Loan to the Borrower.

14.2.3	If the assigning Lender has not retained any interest in the Loan it shall promptly, at the option of the Borrower, destroy its Promissory Note or return it to the Borrower.

14.3	Register.- The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

SECTION 15: MISCELLANEOUS

15.1	Notices

15.1.1	All notices and other communications provided for hereunder shall be either (x) in writing (including telegraphic, telecopy or electronic communication) and mailed, telegraphed, telecopied or delivered or (y) as and to the extent set forth in and in the proviso to this Section 15.1.1, in an electronic medium and delivered as set forth in Section 15.1.2:

(a)	if to the Borrower, at its address at Av. El Derby N°055, Torre 1, Oficinas 1001-1002, Urbanización Lima Polo and Hunt Club, District of Santiago de Surco, Lima , Perú, Attention: CFO and General Manager, Fax: (511) 706-0420, E-mail Address: Rodolfo.Michels@goldfieldsperu.com.pe y Juanjose.granda@goldfieldsperu.com.pe ;;

(b)	if to any Mandated Lead Arranger, at its Applicable Lending Offices specified opposite its name on Schedule 2 hereto;

(c)	if to any other subsequent Lender, at its Applicable Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender;

(d)	if to the Onshore Collateral Agent, at its address at Av. Dionisio Derteano 102, San Isidro, Lima, Peru, Attention: Sra. Cecilia Marín y/o Sra. Claudia Alarcón, Fax: (511) 211-6834, E-mail Address: Cecilia.Marin@scotiabank.com.pe y Claudia.Alarcon@scotiabank.com.pe;

(e)	if to the Offshore Collateral Agent, at its address at One Liberty Plaza, New York, NY 10006 United States of America, Attention: Vice President, Fax: (001) (212) 225-5436, E-mail Address: warren_goshine@scotiacapital.com;

(f)	and if to the Administrative Agent, at its address at Av. El Derby 055, Torre 4, Piso 10, Centro Empresarial Cronos, Santiago de Surco, Lima, Peru, Attention: Augusto Carrasco or Roberto Balarezo, Fax: (511) 205-8614, E-mail Address: acarrascom@bcp.com.pe / rbalarezo@bcp.com.pe;

(g)	or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such Party in a written notice to the other Parties and, as to each other Party, at such other address as shall be designated by such Party in a written notice to the Borrower and the Administrative Agent; provided, however, that materials and information described in Section 15.1.2 shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent.

All such notices and other communications shall, when mailed, telegraphed, telecopied, or e-mailed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or sent by electronic communication, respectively, except that notices and communications to any Agent pursuant to Sections 2, 3, 4, 6 and 12 shall not be effective until received by such Agent. Delivery by telecopier or other electronic communication of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Promissory Notes shall be effective as delivery of an original executed counterpart thereof.

15.1.2

The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Event of Default under this Agreement or (iii) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or the Advance (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the

Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

15.2	Costs and Expenses.- (i) The Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of each Lender and each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents and the other documents to be delivered hereunder (including, without limitation, (A) all due diligence, collateral review, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, provided that any expenses or costs individually in excess of US$ 3,000 (three thousand and 00/100 Dollars) will be subject to the prior written approval of the Borrower and (B) the reasonable fees and expenses of counsel for each Lender and each Agent with respect thereto and with respect to advising such Lender and such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with the Borrower or with other creditors of the Borrower any of its Subsidiaries arising out of any Event of Default or any events or circumstances that may give rise to an Event of Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all reasonable and documented out-of-pocket costs and expenses of each Agent and each Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for each Agent and each Lender with respect thereto). Without prejudice to the survival of any other obligations of the Borrower expressly established hereunder, the obligations of the Borrower contained in this Section 15.2 shall survive the payment in full of the Secured Obligations, provided in any case that any costs and expenses are directly related to the transactions contemplated in the Loan Documents.

15.3

Indemnity.- The Borrower agrees to indemnify, defend and save and hold harmless each Agent, each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Promissory Notes, this Agreement, any other Loan Document, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the

Advance or (ii) the actual or alleged presence of hazardous materials on any property of the Borrower or any of its Subsidiaries or any environmental action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct (actuación con dolo o culpa inexcusable). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 15.3 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against any Indemnified Party on any theory of liability arising out of or otherwise relating to the Promissory Notes, this Agreement, any other Loan Document, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loan. Without prejudice to the survival of any other obligations of the Borrower expressly established hereunder, the obligations of the Borrower contained in this Section 15.3 shall survive the payment in full of the Secured Obligations, provided in any case that the indemnity set forth herein shall be related to or by reason of paragraphs (i) and/or (ii) above.

15.4	Failure to make Payment.- If any payment of principal is made by the Borrower to or for the account of a Lender other than on a Payment Date, as a result of a payment, acceleration of the maturity of the Loan pursuant to an Event of Default or for any other reason, or if the Borrower fails to make any payment or prepayment of the Loan for which a notice of prepayment has been given or that is otherwise required to be made, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or failure to pay or prepay, including, without limitation, any Break Cost.

15.5	Payment of costs and expenses by Lenders upon Borrowers failure.- If the Borrower fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Borrower by any Lender, in its sole discretion.

15.6	No Waiver; Remedies.- No failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right hereunder or under any Promissory Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

15.7

Right of Set-off.- In addition to any right of set-off or any similar right herein provided, the Parties hereby agree that each of the Lenders and Agents and each of their respective Affiliates is hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or Agent or any such Affiliate to or for the credit or the account of the Borrower against any and all of the Secured Obligations due and payable to such Lender or Agent, irrespective of whether or not such Lender or Agent has made any demand under this Agreement or any other Loan Document and although such Secured Obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or Agent different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each the Lenders and Agents and their respective

Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off, consolidation of accounts and bankers’ lien) that the Lenders or Agents or their respective Affiliates may have. Each Lender and Agent agrees to promptly notify the Borrower and the Administrative Agent after any such set-off and application, but the failure to give such notice shall not affect the validity of such set-off and application. If any Affiliate of a Lender exercises any rights under this Section 15.7, it shall share the benefit received in accordance with Section 4.7 as if the benefit had been received by the Lender of which it is an Affiliate.

15.8	Binding effect.- This Agreement shall become effective (other than Section 2.1, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 6.2) on the Signing Date and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agents and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender.

15.9	Confidentiality.- A Party may not disclose any confidential information to any third party that may have been exclusively provided to it for the execution of the Agreement, without prior consent in writing from the other Parties, with the exception of its Affiliates, directors, officers, employees, agents, external legal advisors and counsel, and others directly involved in the transaction, or possible participants or assignees of the transaction and, in such event, advising such advisors or potential participants of the confidential nature of such information.

Notwithstanding the foregoing, any Lender may disclose:

(a)	to any of its Affiliates, professional advisers and auditors, any information about the Borrower and the Loan Documents as that Lender shall consider appropriate if any person to whom such information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such information may be price-sensitive information;

(b)	to any person:

(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(ii)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement; or

(iii)	to whom, and to the extent that, information is required to be disclosed by any Applicable Law,

any information about the Borrower and the Loan Documents as that Lender shall consider appropriate if, in relation to paragraphs (i) and (ii) above, the person to whom the information is to be given has entered into a confidentiality agreement. A Lender may also disclose the size and term of the Loan and the name of the Borrower to any investor or potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) if the person to whom the information is to be given has entered into a confidentiality agreement; and

(c)

to any rating agency (including its professional advisers) such information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Loan Documents and/or the Borrower if the rating agency to whom such information is to be given is informed of its confidential nature and that some or all of such information may be price-sensitive information and notice is provided to the Borrower of any such disclosure.

Notwithstanding anything to the contrary in this Agreement, any Party and any of its Affiliates may also disclose any information related to this Agreement and the Loan Documents if and to the extent that, information is required to be disclosed by any Applicable Law

15.10	Governing Law.- This Agreement and the Promissory Notes shall be governed by, and construed in accordance with, the laws of the Republic of Peru.

15.11	Submission to Jurisdiction.-

(a)	The Parties hereby agree to resolve any doubt, difference, disagreement, litigation or controversy that may arise herefrom through direct negotiations in good faith.

(b)	If notwithstanding the foregoing, any doubt, difference, disagreement, litigation or controversy that may arise herefrom prevails, including those relating to the interpretation, performance, nullity or invalidity hereof, they shall be resolved through arbitration in law by a special arbitration panel composed of three (3) members who must necessarily be lawyers (the “Arbitration Panel”), conducted in accordance with the National and International Conciliation and Arbitration Regulations of the Chamber of Commerce of Lima to which rules the Parties unconditionally submit themselves, representing that they are familiar with them and fully accept them.

Each disputing party shall appoint one arbitrator. The party who initiates the arbitration procedure shall appoint one arbitrator in its request for arbitration, while the other Party shall designate the second arbitrator within a term of fifteen (15) days after being required to do so. Both arbitrators so designated shall elect the third arbitrator who will preside over the Arbitral Panel. If the disputing Parties are more than two (2) and among such disputing Parties is the Borrower, the Borrower shall be entitled to appoint one of the arbitrators and the rest of the disputing Parties shall appoint the second arbitrator. In the event any of the Parties is required to appoint an arbitrator and fails to appoint its arbitrator as indicated above, such arbitrator shall be appointed by the Chamber of Commerce of Lima. In the event the arbitrators designated by the Parties are unable to reach an agreement on the designation of the third arbitrator within a term of fifteen (15) Business Days counted from the designation of the last arbitrator, this arbitrator will be designated by the Chamber of Commerce of Lima.

(c)	The arbitration will be held in the city of Lima, in the Spanish language and the duration thereof may not exceed one hundred and twenty (120) Business Days counted from the date of installation of the Arbitration Panel, provided however that the Arbitration Panel will have the authority to reasonably extend this term if deemed necessary. The award will be final, not subject to appeal and of mandatory compliance from the time it is served to the parties. The award will have the effect of res judicata.

Moreover, the costs and expenses of the proceedings will be fully borne by the Party or Parties no favored by the decision of the Arbitration Panel, which must also be fixed and included in the award.

(d)	In the event any of the Parties decides to file an annulment remedy with the judiciary for annulment against the arbitral award, it must previously furnish a joint and several unconditional stand by letter of credit (carta fianza bancaria) of automatic execution in favor of the other party granted by a first class bank based in Lima, equivalent to sixty percent (60%) of the value of the award or, if the arbitral award does not set a monetary value, US$ 50,000, which shall be executed in the event such annulment remedy, in the final instance, is declared groundless. This stand by letter of credit (carta fianza bancaria) must remain in force throughout the duration of the action and shall be renewable up to three months following the final resolution of the annulment remedy.

(e)	Notwithstanding the foregoing, the Parties hereby agree that any action regarding collection and/or enforcement of the Promissory Note shall be subject to the jurisdiction of the courts sitting in the Judicial District of Lima – Cercado. Similarly, if for any reason the intervention of Peruvian judges or courts is required in connection with the arbitration herein regulated, the Parties submit to the jurisdiction of the judges and courts sitting in the Judicial District of Lima – Cercado.

15.12	Severability.- The Parties agree that the Sections of this Agreement are several and that the nullity of one or more of them shall not negatively affect the rest. Thus, in case that due to a final, non-appealable award by the Arbitration Panel referred in Section 15.11 above, one or more Sections of this Agreement are declared null, Article 224 of the Peruvian Civil Code shall be applicable. In this case, the Parties shall negotiate and agree the terms and conditions that are necessary to substitute those provisions that have been declared null or void by valid provisions having similar effects to those desired by the Parties.

15.13	No other duties, etc.- Anything herein to the contrary notwithstanding, no Mandated Lead Arranger listed on the cover page hereof, or herein shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent or a Lender.

Please add, Mr. Notary, the other Sections required by law and convert this preliminary deed into a public deed.

Lima, September 17, 2010

[SIGNATURE PAGES TO FOLLOW]

Borrower
GOLD FIELDS LA CIMA S.A.A.

/s/ Juan Luis Kruger Sayán
Name: Juan Luis Kruger Sayán
Title: General Manager

/s/ Germán Roberto Polack Belaúnde
Name: Germán Roberto Polack Belaúnde
Title: Director

Lender

/s/ Jenny Rocío Oliveros Ames
Name: Jenny Rocío Oliveros Ames
Cargo: Attorney-in-fact

/s/ Alejandro Corzo de la Colina
Nombre: Alejandro Corzo de la Colina
Cargo: Attorney-in-fact

Lender
THE BANK OF NOVA SCOTIA

/s/ Eduardo Gómez de la Torre Pratt
Name: Eduardo Gómez de la Torre Pratt
Title: Attorney-in-fact

/s/ Francisco Javier Puiggros Madueño
Name: Francisco Javier Puiggros Madueño
Title: Attorney-in-fact

Onshore Collateral Agent
SCOTIABANK PERÚ S.A.A.

/s/ Eduardo Gómez de la Torre Pratt
Name: Eduardo Gómez de la Torre Pratt
Title: Corporate Finance Manager

/s/ Cecilia Marín Armas
Name: Cecilia Marín Armas
Title: Trust Services Manager

Offshore Collateral Agent

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK

/s/ Eduardo Gómez de la Torre Pratt
Name: Eduardo Gómez de la Torre Pratt
Title: Attorney-in-fact

/s/ Francisco Javier Puiggros Madueño
Name: Francisco Javier Puiggros Madueño
Title: Attorney-in-fact

Administrative Agent
BANCO DE CRÉDITO DEL PERÚ

/s/ Juana Cossio Cavero
Name: Juana Cossío Cavero
Title: Attorney-in-fact

/s/ Augusto Carrasco Mariluz
Name: Augusto Carrasco Mariluz
Title: Attorney-in-fact

SCHEDULE 1: COMMITMENTS

Banco de Crédito del Perú	US$	100,000,000

The Bank of Nova Scotia	US$	100,000,000

Total	US$	200,000,000

SCHEDULE 2: APPLICABLE LENDING OFFICES

Name of Lender	Applicable Lending Office

Banco de Crédito del Perú	Calle Centenario 156
Urb. Las Laderas de Melgarejo
La Molina
Lima, Peru

The Bank of Nova Scotia	2-720 King Street West
Toronto, Ontario
Canada
M5V 2T3

SCHEDULE 3: PAYMENT SCHEDULE

[Payment Schedule]

EXHIBIT I: FORM OF PROMISSORY NOTE

Nº

P A G A R É

POR:

VENCE EL:

Nosotros, Gold Fields La Cima S.A.A. (el “Deudor”), con RUC N° 20507828915, sociedad debidamente inscrita en la Partida Electrónica N° 11606015 del Registro de Personas Jurídicas de Lima, debidamente representada por [—], identificado con [—], y por [—], identificado con [—], según poderes debidamente inscritos en la Partida Electrónica antes referida, debemos y nos obligamos a pagar incondicional y solidariamente a la orden y disposición de [—] (el “Acreedor”) o a quien éste hubiera transferido este Pagaré, la suma de                             , valor recibido a nuestra entera satisfacción y que al vencimiento del presente Pagaré nos obligamos a devolver en esta ciudad, mediante fondos disponibles de inmediato y en la misma moneda (pactando en contrario a lo dispuesto por el artículo 1237° del Código Civil), en las oficinas del Acreedor ubicadas para estos efectos en [—] u otras oficinas que el Acreedor designe o en el lugar en que se presente este Pagaré a cobro.

En adición al principal del monto de este Pagaré, a la fecha de vencimiento de este Pagaré, para cada Período de Interés nos obligamos a abonar un interés compensatorio equivalente a la tasa nominal anual de LIBOR más un margen de 2.00%.

La tasa de interés compensatorio antes indicada será calculada sobre la base de un año de 360 días calendario en función a los días efectivamente transcurridos, calculándose los intereses compensatorios aplicando la mencionada tasa de interés compensatorio sobre el monto remanente del principal.

Para efectos del presente Pagaré, por “Período de Interés” se entenderá (a) el período que comienza en (e incluyendo) la fecha de emisión de este Pagaré hasta la fecha que sea tres (3) meses después y (b) a partir de entonces, cada período de tres (3) meses que se inicia el último día del Período de Interés inmediatamente anterior, teniendo en cuenta que los Períodos de Interés están sujetos a lo siguiente: (i) si cualquier Período de Interés finalizara en un día que no es un Día Hábil, dicho Período de Interés será extendido hasta el Día Hábil inmediato siguiente a menos que el resultado de dicha prórroga trasladara dicho Período de Interés al siguiente mes calendario, en cuyo caso dicho Período de Interés finalizará en el Día Hábil inmediato anterior; y, (ii) cualquier Período de Interés que se inicie en el último Día Hábil de un mes calendario (o en un día para el cual no exista un día numéricamente correspondiente en el mes calendario en el que termine dicho Período de Interés) finalizará en el último Día Hábil del mes calendario. Para calcular los intereses devengados en un Periodo de Interés, dicho cálculo incluirá el primer día y excluirá el último día del Periodo de Interés correspondiente.

Para los fines del presente Pagaré, se entenderá por “Día Hábil” un día en el que los bancos que operan en Toronto, Canadá; Londres, Inglaterra; Nueva York, Estados Unidos de América, y Lima, Perú, se encuentran brindando atención al público en general en sus principales oficinas y sucursales, excluyendo (a) sábados, domingos y cualquier otro día que sea un feriado público o legal en Toronto, Londres, Nueva York o Lima, y (b) cuando dicho término sea empleado con relación a una operación o determinación relacionada con LIBOR, cualquier día en el que los bancos no se encuentren abiertos para realizar operaciones en depósitos en Dólares de los Estados Unidos de América en el mercado interbancario de Londres.

Para efectos del presente Pagaré se entenderá por “LIBOR”, para cada Período de Interés, a la tasa de interés a tres (3) meses en la que “eurodólares” son ofrecidos durante el mismo período en el mercado interbancario de Londres, Inglaterra, registrada diariamente a las 11:00 horas aproximadamente (hora de Londres, Inglaterra), según lo publicado en la página de la Pantalla Reuters dos (2) Días Hábiles antes del inicio de cada Período de Interés, estableciéndose, sin embargo, que si aparece más de una tasa en la página LIBO 01 de la Pantalla Reuters (la que la reemplace de tiempo en tiempo), la tasa aplicable será la media aritmética de todas aquellas tasas (redondeada al alza, de ser necesario, hasta alcanzar el número más cercano a  1/100 de uno por ciento).

En caso de no ser pagado el monto debido bajo este Pagaré en la fecha de su vencimiento, nos obligamos a abonar los intereses moratorios a una tasa nominal anual igual a 2% (dos por ciento) adicionales a la tasa de interés compensatorio antes señalada, que se devengará automáticamente desde la fecha de vencimiento de este Pagaré hasta el día de su pago total más gastos notariales, costos y costas judiciales y extrajudiciales incurridos por el Acreedor en razón de nuestro incumplimiento.

En aplicación de lo dispuesto por el artículo 49° de la Ley de Títulos Valores, aprobada mediante Ley N° 27287, autorizamos expresamente para que el tenedor del presente Pagaré pueda prorrogar a su vencimiento o después de él, el plazo de vencimiento, ya sea por su importe total, cantidad menor o mayor que tuviera a bien concedernos el tenedor, sin requerirse de nuestra expresa suscripción, procediendo a su ejecución por el solo mérito de haber vencido su plazo sin haberse prorrogado. Bastará que las prórrogas sean anotadas en este mismo documento sin que sea necesario para su plena validez que lo suscribamos nuevamente.

Autorizamos expresa e irrevocablemente al Acreedor para que a su vencimiento o después de ello, pueda disponer se carguen, apliquen o compensen las sumas necesarias en nuestras cuentas o depósitos, bienes o valores que en cualquier moneda mantengamos en forma individual o mancomunada con terceros en dicho Acreedor, o en cualquiera de sus filiales o sucursales del Perú y del exterior, para hacerse cobro de las comisiones correspondientes según el tarifario del Acreedor, así como para amortizar o cancelar sus intereses, reajustes y/o principal de este Pagaré y demás obligaciones señaladas en el mismo, sin que sea necesario aviso o formalidad previa alguna para este efecto, liberando al Acreedor de cualquier aviso previo o conformidad posterior, y de toda responsabilidad por la realización de los actos mencionados. En caso el cargo antes mencionado se realice a una cuenta de moneda distinta a Dólares de los Estado Unidos de América, el Deudor autoriza al Acreedor para que utilice el tipo de cambio que normalmente emplee para este tipo de operaciones.

Para todos los efectos y consecuencias que pudieran derivarse de la emisión del presente Pagaré, el Deudor declara que su domicilio se encuentra ubicado en Av. El Derby N°055, Torre 1, Oficinas 1001-1002, Urbanización Lima Polo and Hunt Club, distrito de Santiago de Surco, provincia y departamento de Lima.

De conformidad con lo establecido por el artículo 52° de la Ley de Títulos Valores, queda expresamente establecido que el presente Pagaré no requiere ser protestado. Sin embargo, el tenedor queda facultado a protestarlo por falta de pago si así lo estimase conveniente; caso en el que asumiremos los gastos de tal diligencia notarial o de la formalidad sustitutoria correspondiente. El protesto podrá ser efectuado mediante notificación que se curse al domicilio del Deudor.

Queda establecido que las obligaciones contenidas en este Pagaré no se extinguirán aún cuando por culpa del Acreedor se hubiese perjudicado este Pagaré, constituyendo el presente acuerdo pacto en contrario a lo dispuesto por el artículo 1233° del Código Civil.

Queda igualmente establecido que las cuentas, depósitos, bienes o valores que en cualquier moneda mantengamos en el Acreedor, o en cualquiera de sus subsidiarias o filiales, podrán ser destinadas al pago total o parcial del presente Pagaré, de sus intereses, principal y/o demás obligaciones señaladas en este Pagaré; quedando dichos bienes afectados en garantía de primer rango, con potestad de aplicación o realización directa y, en el caso de bienes distintos al dinero, al mejor postor, libre de toda responsabilidad por el precio que se obtenga conforme al artículo 1069° del Código Civil.

Nos sometemos expresamente a la jurisdicción y competencia de los Jueces y Tribunales del Distrito Judicial del Cercado de Lima, renunciando al fuero de nuestro domicilio y señalamos como domicilio para estos efectos a aquel que aparece indicado precedentemente.

El presente Pagaré es no negociable y se rige por las leyes de la República del Perú.

Lima, [—] de [—] de 20[    ].

RUC N°: 20507828915

Dirección: Av. El Derby N° 055, Torre 1, Oficinas 1001-1002, Urbanización Lima Polo and Hunt Club, distrito de Santiago de Surco, provincia y departamento de Lima.

Representantes: [                    ], identificado con [                    ]

Datos de Inscripción de Poderes: [                    ]

EXHIBIT I-A: FORM OF IRREVOCABLE INSTRUCTIONS LETTER

Fecha: [—] de [—] de [—]

Para: [nombre del Acreedor] (el “Acreedor”)

Estimados señores:

Hacemos referencia al pagaré incompleto de fecha [—] de [—] de [—] emitido bajo ley peruana por nosotros, Gold Fields La Cima S.A. A. (el “Deudor”) a favor del Acreedor (el “Pagaré”). Por la presente, les proporcionamos las siguientes instrucciones irrevocables para completar el Pagaré:

a)	El Deudor autoriza al Acreedor a completar el Pagaré en el caso que se declare vencidos todos los plazos aplicables al préstamo otorgado por el Acreedor al Deudor de acuerdo con lo dispuesto en el Contrato de Préstamo de fecha 17 de Septiembre de 2010. El Acreedor consignará como fecha de vencimiento del Pagaré la fecha de declaración de vencimiento de dichos plazos.

b)	El Pagaré será completado por el Acreedor por el monto total consignado en la liquidación de saldo deudor que emita el Acreedor en caso que se declaren vencidos todos los plazos aplicables al préstamo otorgado por el Acreedor. Dicho monto corresponderá al monto total de las obligaciones adeudadas por el Deudor en la fecha en que se declare el vencimiento de todos los plazos referido en el presente literal.

Se deja establecido que el monto total de las obligaciones adeudadas incluirá cualquier monto que resulte necesario a efectos de que el Acreedor reciba un monto total que lo compense por cualquier incremento en los costos vigentes en la fecha de emisión del Pagaré, de acuerdo con lo establecido en la Cláusula Quinta del Contrato de Préstamo de fecha 17 de Septiembre de 2010.

La liquidación mencionada comprenderá el monto de todas las obligaciones adeudadas al Acreedor.

Por la presente declaramos que hemos recibido una copia del Pagaré y de la presente carta de instrucciones, y hemos entregado originales de los mismos al Acreedor.

Atentamente,

GOLD FIELDS LA CIMA S.A.A.

Por:
Nombre:	[—]
Cargo:	[—]

EXHIBIT II: ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and the [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions for Assignment and Acceptance set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Loan Agreement identified below (including without limitation any guarantees included in such facilities) and (b) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan-transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	Gold Fields La Cima S.A.A.

4.	Administrative Agent:
as the administrative agent under the Loan Agreement

5.	Loan Agreement:	The non revolving senior secured US$200,000,000 Loan Agreement dated as of September 17, 2010 among Gold Fields La Cima S.A.A., the Lenders parties thereto, Banco de Crédito del Perú, as Administrative Agent, the other Agents parties thereto

6.	Assigned Interest:

Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans
$	$	%
$	$	%
$	$	%

7.	Trade Date: ]

[INTENTIONALLY LEFT BLANK]

Assignor:

By:
Name:
Title:

Assignee:

By:
Name:
Title:

ANNEX 1 to Assignment and Acceptance

[                              ]1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

(a) Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of their Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of their Affiliates or any other Person of any of their respective obligations under any Loan Document.

(b) Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, , (ii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant thereto, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptances shall be governed by, and construed in accordance with, the law governing the Loan Agreement.

[1]	Describe Loan Agreement at option of Administrative Agent.

EXHIBIT III: OFFICER´S CERTIFICATE

Gold Fields La Cima S.A.A.

TO:

BANCO DE CRÉDITO DEL PERÚ,

as administrative agent for its own benefit and for the benefit of the Lenders referred to in the Loan Agreement (as defined below) (together with its successors and assigns in such capacity, the “Administrative Agent”)

AND TO:	Each of the Lenders referred to in the Loan Agreement (as defined below)

AND TO:	ESTUDIO RUBIO, LEGUÍA, NORMAND & ASOCIADOS (in its capacity as Peruvian legal counsel to the Administrative Agent and the Lenders)

I, [—], do hereby certify that I am the duly elected, qualified and acting General Manager of Gold Fields La Cima S.A.A. (the “Company”), and that I have knowledge of the matters certified herein, and do hereby certify for and on behalf of the Company, and not in my personal capacity, as follows:

1.	This Certificate is delivered pursuant to Section 6.1.9 of the Loan Agreement dated as of September 17, 2010 (the “Loan Agreement”), executed among Gold Fields La Cima S.A.A. (the “Company”), as Borrower; The Bank of Nova Scotia and Banco de Crédito del Perú, as Lenders; Scotiabank Perú S.A.A., as Onshore Collateral Agent; The Bank of Nova Scotia Trust Company of New York, as Offshore Collateral Agent; Banco de Crédito del Perú, as Administrative Agent; and Banco de Crédito del Perú and The Bank of Nova Scotia as Mandated Lead Arrangers.

2.	Attached hereto are true, complete and correct copies of the following documents. Such documents are in full force and effect as of the date hereof and they have not been amended, modified or supplemented and no resolutions have been passed or other action taken authorizing any amendment to such documents to the date hereof:

(i)	the Company’s articles of association (pacto social) (Exhibit 1); and

(ii)	the Company’s bylaws (estatutos) (Exhibit 2).

3.	Attached hereto as Exhibit 3 is a true, complete and correct certified copy of the resolutions duly passed by the board of directors of the Company authorizing the execution and delivery by the Company of the Loan Documents to which it is a party and all transactions contemplated therein. These resolutions are the only resolutions adopted by the directors of the Company authorizing the execution and delivery of the Loan Agreement and the other Loan Documents and have not been revoked, amended, modified or rescinded and are in full force and effect as of the date hereof. Exhibit 4 includes a true, complete and correct certified copy of the duly registered powers of attorney of the officers authorized to execute the Loan Documents and request the Advance.

4.	Attached hereto as Exhibit 4 are the names of persons that have been duly appointed to hold the offices of the Company set forth opposite their names and authorized by the Company to execute the Loan Agreement, the Security Agreements and the other Loan Documents on behalf of the Company, and the specimen of their signatures set forth opposite their names are true specimens thereof.

5.	Attached hereto as Exhibit 5 is an original copy of the audited consolidated financial statements of the Borrower for the financial year ended December 31, 2009.

6.	There has been no Material Adverse Effect since December 31, 2009.

7.	All fees and expenses due and payable by the Company to the Lenders, and Agents under the Loan Documents as at the date of issuance of this certificate have been paid.

8.	All necessary and material authorizations or consents (including corporate, regulatory or shareholder consents, or third party and governmental approvals) required by the Borrower in connection with the entering into and performance of the transactions contemplated by the Loan Documents or for the continuance of operations of the Borrower have been obtained and are in full force and effect.

9.	The Subordination Agreement with Gold Fields Corona (BVI) Limited has been duly executed and provided to the satisfaction of the Administrative Agent.

10.	Accordingly, the Company has fulfilled each and every one of the initial conditions precedent established on its part for the execution of the Loan Agreement.

All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

IN WITNESS WHEREOF, I have signed this certificate.

Dated: [—], 2010

Name: [—]
Title: General Manager

The undersigned, [—], Secretary of the Board of Directors of the Company, hereby certifies that the signature appearing above is genuine signature of the General Manager.

Dated: [—], 2010

Name: [—]
Title: Secretary of the Board of Directors

Exhibit 1

Articles of Association (Pacto Social)

Exhibit 2

Bylaws (Estatutos)

Exhibit 3

Authorizing Resolutions

Exhibit 4

Incumbency Information

Name		Signature

Title:

Identity Document:

Title:

Identity Document:

Title:

Identity Document:

Exhibit 5

Original Financial Statements

EXHIBIT IV: CLOSING CERTIFICATE

Gold Fields La Cima S.A.A.

TO:

BANCO DE CRÉDITO DEL PERÚ,

as administrative agent for its own benefit and for the benefit of the Lenders referred to in the Loan Agreement (as defined below) (together with its successors and assigns in such capacity, the “Administrative Agent”)

AND TO:	Each of the Lenders referred to in the Loan Agreement (as defined below)

AND TO:	ESTUDIO RUBIO, LEGUÍA, NORMAND & ASOCIADOS (in its capacity as Peruvian legal counsel to the Administrative Agent and the Lenders)

I, [—], do hereby certify that I am the duly elected, qualified and acting General Manager of Gold Fields La Cima S.A.A. (the “Company”), and that I have knowledge of the matters certified herein, and do hereby certify for and on behalf of the Company, and not in my personal capacity, as follows:

1.	This Certificate is delivered pursuant to Section 6.2.7 of the Loan Agreement dated as of September 17, 2010 (the “Loan Agreement”), executed among Gold Fields La Cima S.A.A. (the “Company”), as Borrower; The Bank of Nova Scotia and Banco de Crédito del Perú, as Lenders; Scotiabank Perú S.A.A., as Onshore Collateral Agent; The Bank of Nova Scotia Trust Company of New York, as Offshore Collateral Agent; Banco de Crédito del Perú, as Administrative Agent; and Banco de Crédito del Perú and The Bank of Nova Scotia as Mandated Lead Arrangers.

2.	The Company has delivered to the Administrative Agent the Disbursement Notice, pursuant to Section 6.2.6 of the Loan Agreement.

3.	All of the repeating representations and warranties made in the Loan Agreement continue being accurate, correct and true.

4.	None of the Events of Default contemplated in the Loan Agreement has occurred and is continuing at the date of issuance of this certificate, nor will occur as a result of the delivery of a Disbursement Notice, the issuance of these certifications by the Company and/or the Advance.

5.	The Onshore Asset Pledge Agreement and the Onshore Assignment and Accounts Management Agreement have been filed with the Registro Mobiliario de Contratos of the Peruvian Public Registry and all notices and acknowledgments required to be made under the Onshore Assignment and Accounts Management Agreement have been delivered and/or obtained. Attached as Exhibit 1 is a certified copy of the filing of the Onshore Asset Pledge Agreement and the Onshore Assignment and Accounts Management Agreement with the Registro Mobiliario de Contratos. Attached as Exhibit 2 are the notices and acknowledgments required in connection with the Onshore Assignment and Accounts Management Agreement.

6.	All notices and acknowledgements necessary to give effect to and for the execution, delivery, performance and enforceability of the Offshore Security and Accounts Management Deed have been effected and any applicable stamp, registration or similar tax (if any) has been paid. Attached as Exhibit 3 are the notices and acknowledgments required in connection with the Offshore Security and Accounts Management Deed.

7.	All fees and expenses due and payable by the Company to the Mandated Lead Arrangers, the Lenders, and the Agents under the Loan Documents as at the date of issuance of this certificate have been paid.

8.	Any and all documentation attached in the Officers Certificate dated the Signing Date remain true, complete and correct, and remain in full force and effect as of the date hereof and they have not been amended, modified or supplemented and no resolutions have been passed or other action taken authorizing any amendment to such documents to the date hereof.

9.	Accordingly, the Company has fulfilled each and every one of the initial conditions precedent established on its part for the Advance.

All capitalized terms no otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

IN WITNESS WHEREOF, I have signed this certificate.

    Dated: [—], 2010

Name: [—]
Title: General Manager

Exhibit 1

[Certified copy of the filing of the Onshore Asset Pledge Agreement and the Onshore Assignment and Accounts Management Agreement with the Registro Mobiliario de Contratos].

Exhibit 2

[Notices and acknowledgments required in connection with the Onshore Assignment and Accounts

Management Agreement.]

Exhibit 3

[Originals notices and acknowledgments required in connection with the Offshore Security and Accounts

Management Deed.]

EXHIBIT V: SUBORDINATION AGREEMENT

                 , 2010

Gold Fields La Cima S.A.A. and Subordinated Parties

TO:

BANCO DE CRÉDITO DEL PERÚ,

as administrative agent for its own benefit and for the benefit of the Lenders referred to in the Loan Agreement (as defined below) (together with its successors and assigns in such capacity, the “Administrative Agent”)

AND TO:	Each of the Lenders referred to in the Loan Agreement (as defined below)

Dear Sirs,

In accordance with the terms and conditions of the Loan Agreement dated as of September 17, 2010 (the “Loan Agreement”), executed among Gold Fields La Cima S.A.A. (the “Company”), as Borrower; The Bank of Nova Scotia and Banco de Crédito del Perú, as Lenders; Scotiabank Perú S.A.A., as Onshore Collateral Agent; The Bank of Nova Scotia Trust Company of New York, as Offshore Collateral Agent; Banco de Crédito del Perú, as Administrative Agent; and Banco de Crédito del Perú and The Bank of Nova Scotia as Mandated Lead Arrangers, the Company and each of the Subordinated Creditors detailed in Appendix 1 to this Subordination Agreement (and any Subordinated Creditor that in the future accedes to this Subordination Agreement) hereby irrevocably agree that any debts that the Company has or may have in the future (each a “Subordinated Debt”) with each of the Subordinated Creditors are and shall be subordinated to the preferred payment of the Secured Obligations, pursuant to the terms and conditions indicated below.

This subordination implies that if any Event of Default has occurred and is continuing, the enforceability of the Subordinated Debt will be suspended and (i) the Subordinated Creditors will be prevented from claiming payment under such Subordinated Debt and (ii) the Company will be prevented from making any payment in connection with the Subordinated Debts, until the Company has paid in full the Secured Obligations. Furthermore, if for any reason a Subordinated Creditor receives a payment in connection with a Subordinated Debt in breach of the provisions contained in this Subordination Agreement, the relevant Subordinated Creditor shall be obliged to transfer to the Administrative Agent, for the benefit of the Secured Parties, the total amount received plus any applicable compensatory and default interest, at the rates foreseen in the Loan Agreement.

This subordination includes the payment of principal, interest, fees and any amount owed by the Company to the Subordinated Creditors under any Subordinated Debts, and any reference to payment of the Subordinated Debts includes the extinguishment of any obligations thereunder by any mechanism, whether through payment in cash or in kind, setoff, novation, settlement, acceleration of terms, subrogation, refinancing, among others.

For the avoidance of doubt, the Parties hereby expressly agree that this Subordination Agreement shall not be construed as a limitation to the Borrowers right to: (i) make Restricted Payments under

Section 8.2.4 (Distributions) of the Loan Agreement, provided that no Event of Default has occurred and is continuing or such Event of Default would occur as a consequence of a Restricted Payment; and (ii) repay any portion of its outstanding Subordinated Debt with Gold Fields Corona BVI Limited with the funds disbursed under the Loan Agreement (as determined by the Borrower).

The Parties agree that any Lender may transfer or assign its rights or the contractual position (in whole or in part) in this Subordination Agreement in accordance with Section 14 of the Loan Agreement. Subject to compliance with the terms and conditions of Section 14 of the Loan Agreement, the Company hereby grants its consent in advance to such assignment. In any case, the assignment of any Lender’s contractual position in this Subordination Agreement shall be made together with the assignment of said Lender’s contractual position in the Loan Agreement.

This Subordination Agreement is intended to be legally binding and is governed by the Laws of the Republic of Peru. Any disputes arising from this Subordination Agreement shall be subject to Section 15.11 of the Loan Agreement.

Capitalized terms used and not defined herein have the meanings given to them in the Loan Agreement.

Yours faithfully,

Gold Fields La Cima S.A.A.

Name: [—]	Name: [—]
Title:	Title:
DNI No. [—]	DNI No. [—]

Agreed and accepted:

Banco de Crédito del Perú (as Administrative Agent and Lender)

Name: [—]	Name: [—]
Title:	Title:
DNI No. [—]	DNI No. [—]

The Bank of Nova Scotia (as Lender)

Name: [—]	Name: [—]
Title:	Title:
DNI No. [—]	DNI No. [—]

[SIGNATURE PAGE FOLLOWS]

Appendix 1

SIGNATURE PAGE OF THE SUBORDINATION AGREEMENT

The persons who execute this Appendix 1 declare to know the terms and conditions of the Subordination Agreement that this document is a part of, and accept the subordination of their debts to the Company, thus becoming Subordinated Creditors under the terms established therein.

Name/Business Name	D.O.I./R.U.C.	Registration Card Number	Signature of the Representative(s)

Gold Fields Corona (BVI) Limited

EXHIBIT VI: FORM OF COMPLIANCE CERTIFICATE2

Gold Fields La Cima S.A.A.

TO:

BANCO DE CRÉDITO DEL PERÚ,

as administrative agent for its own benefit and for the benefit of the Lenders referred to in the Loan Agreement (as defined below) (together with its successors and assigns in such capacity, the “Administrative Agent”)

AND TO:	Each of the Lenders referred to in the Loan Agreement (as defined below)

[—] and [—], duly elected, qualified and acting [Chief Financial Officer] and [General Manager], respectively of Gold Fields La Cima S.A.A. (the “Company”), do hereby certify for and on behalf of the Company, and not in our personal capacity, as follows:

1. This Certificate is delivered pursuant to Section 8.1.12 of the Loan Agreement dated as of September 17, 2010 (the “Loan Agreement”), executed among Gold Fields La Cima S.A.A. (the “Company”), as Borrower; The Bank of Nova Scotia and Banco de Crédito del Perú, as Lenders; Scotiabank Perú S.A.A., as Onshore Collateral Agent; The Bank of Nova Scotia Trust Company of New York, as Offshore Collateral Agent; Banco de Crédito del Perú, as Administrative Agent; and Banco de Crédito del Perú and The Bank of Nova Scotia as Mandated Lead Arrangers.

2. We have reviewed and are familiar with the contents of this Certificate.

3. We have reviewed the terms of the Loan Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not evidence the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Material Adverse Effect or Event of Default [, except as set forth below].

4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 8.3, of the Loan Agreement.

IN WITNESS WHEREOF, I execute this Certificate this [—] day of [—], 200    .

Gold Fields La Cima S.A.A.

By:
Name:
Title:

[2]

Each compliance certificate shall be signed by two (2) directors or executive officers of the Borrower and, if required to be delivered with the audited financial statements delivered pursuant to paragraph (a) (i) of Section 8.1.12, by the Borrower´s auditors.

By:
Name:
Title:

Attachment 1

to Compliance Certificate

[Financial Statements]

Attachment 2

to Compliance Certificate

The information described herein is as of                 , 200    , and pertains to the period from                 , 200     to                 , 200    . [Set forth Covenant Calculations]

EXHIBIT VII: DISBURSEMENT NOTICE

Date [—]

Banco de Crédito del Perú, as Administrative Agent

[Address]

Attention:       [—]

Facsimile:       [—]

Dear Sirs:

We refer to Section 2.3 of the loan agreement made as of September 17, 2010 between Gold Fields La Cima S.A.A. as Borrower; Banco de Crédito del Perú and The Bank of Nova Scotia, as Lenders; Scotiabank Perú S.A.A., as Onshore Collateral Agent; The Bank of Nova Scotia Trust Company of New York, as Offshore Collateral Agent; Banco de Crédito del Perú, as Administrative Agent; and Banco de Crédito del Perú and The Bank of Nova Scotia as Mandated Lead Arrangers (the “Loan Agreement”). Capitalized terms used and not defined herein have the meanings given to them in the Loan Agreement.

We hereby confirm our request for an aggregate Advance in the amount of US$ 200,000,000.00 as follows:

(a)	Advance by Banco de Crédito del Perú in the amount of US$ 100,000,000.00.

(b)	Advance by The Bank of Nova Scotia in the amount of US$ 100,000,000.00.

We request the Advance to be made on [    ] (the “Disbursement Date”).

Immediately upon receipt of the funds corresponding to the Advance in the Administrative Agent’s Account for Payments (and in any case, on the Disbursement Date) the Administrative Agent shall transfer to the following account of the Borrower, in immediately available funds, the requested amount:

[Borrowers account information]

Yours truly,

GOLD FIELDS LA CIMA S.A.A.

By:
Name:
Title:

EXHIBIT VIII: OFFSHORE SECURITY DISCHARGE CERTIFICATE

EXHIBIT IX: OFFSHORE SECURITY AND ACCOUNTS MANAGEMENT DEED

[TO BE INCLUDED]

EXHIBIT X: ONSHORE ASSIGNMENT AND ACCOUNTS MANAGEMENT AGREEMENT

[TO BE INCLUDED]

EXHIBIT XI: ACCOUNT PLEDGE AGREEMENT

EXHIBIT XII: PERMITTED TRANSFEREES

Banco de Crédito del Perú S.A.

The Bank of Nova Scotia

Banco Bilbao Vizcaya Argentaria (BBVA)

Citi Group Inc.

Banco Internacional del Perú S.A.A. (Interbank)

Hongkong Shanghai Banking Corporation Limited (HSBC)

Banco Santander

Banco Interamericano de Finanzas S.A. (BIF)

Deustche Bank AG

BNP Paribas

Natixis

Credit Suisse

Société Générale

Credit Agricole Corporate and Investment Bank (Crédit Agricole CIB)

Bank of America Merrill Lynch

JP Morgan Chase

Royal Bank of Scotland (RBS)

Bank of Tokio -Mitsubishi UFJ, Ltd

Sumitomo Mitsui Banking Corporation

Barclays PLC

ABN AMRO Bank N.V.

Standard Chartered Bank

Standard Bank

WestLB AG

Bank of China

China Development Bank (CDB)

Banco de Crédito e Inversiones (BCI)

Banco Español de Crédito S.A. (Banesto)

Bancolombia

Banco de Bogota

Banco Itaú S.A.

Corporación Andina de Fomento (CAF)

Corporación Financiera de Desarrollo S.A. (COFIDE)

Banco Interamericano de Desarrollo (BID)

Mercantil Commerzbank AG

Banco Latinoamericano de Comercio Exterior S.A. (Bladex)

Banco do Brasil S.A.

Wachovia Corporation

ING Bank N.V.

And any Affiliates of, or any bona fide and established trust or fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets managed by, any of the banks or financial institutions listed in this Exhibit XII (Permitted Transferees) that are not hedge funds.

EXHIBIT XIII: INTERCOMPANY DEBT

Acreedor	País de Constitución del Acreedor	Montos adeudados a la Fecha de Suscripción (US$)

Gold Fields Ghana Holdings (BVI) Ltd	Ghana	6,399,000

Gold Fields Group Services (Pty) Ltd	Sudáfrica	5,961,000

Minera Gold Fields Perú S.A.	Perú	2,244,000

Gold Fields Shared Services (Pty) Ltd	Sudáfrica	1,059,000

GFIMSA Corporation	Sudáfrica	247,000

Gold Fields Limited New Co	Sudáfrica	57,000

Gold Fields International Services	Reino Unido	50,000

GFI Mining South Africa (Pty) Ltd	Sudáfrica	2,500

Total montos adeudados		16,019,500